                                                Filed Pursuant To Rule 424(b)(5)
                                                      Registration No. 333-73936
       Prospectus Supplement
       (To Prospectus Dated November 21, 2001)

       [HEALTH CARE REIT LOGO]
       $100,000,000

       8.0% NOTES DUE SEPTEMBER 12, 2012

       - We are offering and selling $100,000,000 in aggregate principal amount of our 8.0% Notes due September 12, 2012. We will receive the proceeds from the sale of the Notes.

       - Interest on the Notes will accrue from March 12, 2003. We will pay interest on the Notes on March 12 and September 12 of each year, beginning September 12, 2003. The Notes will mature on September 12, 2012.

       - The 8.0% Notes offered by this prospectus supplement are a further issuance of, are fungible with and are consolidated and form a single series with our outstanding 8.0% Notes due September 12, 2012 issued September 12, 2002 in the amount of $150,000,000. The 8.0% Notes offered by this prospectus supplement will have the same CUSIP number and will trade interchangeably with the previously issued notes in this series immediately upon settlement. Upon completion of this offering, the aggregate principal amount of outstanding Notes of this series will be $250,000,000.

       - The Notes are unsecured and rank equally with all of the other unsecured and senior indebtedness of Health Care REIT, Inc. The Notes will be effectively subordinated to all liabilities of our subsidiaries and to our secured indebtedness.

       - The Notes will not be listed on any national securities exchange or traded on the Nasdaq system.

       - INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE S-5 IN THIS PROSPECTUS SUPPLEMENT.

                                                                       PER
                                                                      NOTE         TOTAL
         Initial public offering price(1)                            104.036%   $104,036,000
         Underwriting discounts and commissions                        0.750%   $    750,000
         Our proceeds, before expenses                               103.286%   $103,286,000

       -------------------

       (1) Plus accrued interest from March 12, 2003.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The underwriters expect to deliver the Notes in book-entry form through the facilities of The Depository Trust Company on or about March 17, 2003, against payment therefor in immediately available funds.



       DEUTSCHE BANK SECURITIES                                      UBS WARBURG



       Prospectus Supplement dated March 12, 2003

                         PROSPECTUS SUPPLEMENT SUMMARY

     THIS SUMMARY HIGHLIGHTS SOME INFORMATION FROM THIS PROSPECTUS SUPPLEMENT. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS CAREFULLY. IN THIS PROSPECTUS SUPPLEMENT, UNLESS SPECIFICALLY NOTED OTHERWISE, "WE," "US," "OUR," OR THE "COMPANY" REFER TO HEALTH CARE REIT, INC. AND ITS SUBSIDIARIES.

                               ABOUT OUR COMPANY

     Health Care REIT, Inc., a Delaware corporation, is a self-administered, equity real estate investment trust that invests in health care facilities, primarily skilled nursing and assisted living facilities. We also invest in specialty care facilities. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities.

     As of December 31, 2002, our investment portfolio included 160 assisted living facilities, 76 skilled nursing facilities and eight specialty care facilities comprising $1,524,457,000 in net real estate investments.

     Our principal executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio 43604, and our telephone number is (419) 247-2800.

                                  OUR STRATEGY

     We seek to increase funds from operations and enhance stockholder value through relationship investing with public and private regionally focused health care operators and emerging health care chains. The primary components of our strategy include:

     - Relationship Investing. We establish relationships with growing operators and seek to provide financing throughout their growth cycles. We target companies with experienced management teams, regionally focused operations, substantial insider ownership interests, venture capital backing and significant growth potential.

     - Portfolio Management. We derive portfolio strength from diversity by operator, health care sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with corresponding recurring income and funds from operations. Generally, our operating leases extend for 10 to 15 years and our mortgage loans provide five to seven years of prepayment protection. At December 31, 2002, the average life of our portfolio was over nine years, with 88% of our annualized revenue derived from investments that mature after the year 2006.

     - Depth of Management. Our management team includes six individuals with a total of 107 years of experience in health care and real estate finance.

                                  THE OFFERING

SECURITIES OFFERED............   $100,000,000 aggregate principal amount of
                                 Notes (the "Notes"). The 8.0% Notes offered by this prospectus supplement are a further issuance of, are fungible with and are consolidated and form a single series with our outstanding 8.0% Notes due September 12, 2012 issued September 12, 2002 in the amount of $150,000,000. Upon completion of this offering, the aggregate principal amount of outstanding
                                 Notes of this series will be $250,000,000.

INTEREST RATE.................   8.0% per annum.

MATURITY......................   September 12, 2012.

INTEREST PAYMENT DATES........   Semi-annually on March 12 and September 12
                                 commencing September 12, 2003.

RANKING.......................   The Notes will be senior and unsecured
                                 obligations of Health Care REIT, Inc. and will rank equally with all of its other unsecured and senior indebtedness. The Notes will be effectively subordinated to all liabilities of our subsidiaries and to our secured indebtedness. See "Description of the Notes" and "Description of Other Indebtedness."

USE OF PROCEEDS...............   The net proceeds from the sale of the Notes
                                 will be used to invest in additional health care property investments. Pending such use, the proceeds will be used primarily to repay borrowings under our unsecured revolving lines of credit arrangements, which had an outstanding balance of $113.1 million at March
                                 10, 2003.

OPTIONAL REDEMPTION...........   The Notes are redeemable at any time at our
                                 option, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes (or portion thereof) being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to the Notes (or portion thereof). See "Description of Notes -- Optional
                                 Redemption."

CERTAIN COVENANTS.............   The Supplemental Indenture under which the
                                 Notes offered by this prospectus supplement will be issued, and under which our outstanding
                                 8.0% Notes due September 12, 2012 were issued on September 12, 2002 in the amount of $150,000,000, contains various covenants including the following:

                                 - A covenant not to pledge or otherwise subject
                                   to any lien, any of our property or assets or our subsidiaries unless the Notes are secured equally and ratably with all other obligations so secured. This covenant does not apply to liens securing obligations that do not in the aggregate at any one time outstanding exceed 15% of our Consolidated Net Tangible Assets. In addition, this covenant does not apply to certain of our other obligations as more fully explained in "Description of
                                   Notes -- Certain Covenants."

                                 - A covenant that we will not incur or
                                   otherwise become liable for any Senior Debt unless the outstanding principal amount of all of our Senior Debt will not, at the time we incur it and after giving effect to our incurrence of that debt and to any concurrent transactions, exceed the greater of (i) 150% of Capital Base or (ii) 225% of Tangible Net Worth.

                                 - A covenant that we will have or maintain, on
                                   a consolidated basis, as of the last day of each of our fiscal quarters, Interest Coverage of not less than 150%.

SINKING FUND..................   The Notes are not entitled to any sinking fund
                                 payments.

                                  RISK FACTORS

     Before making an investment in the Notes, you should consider the risks described below.

- THESE NOTES WILL BE SUBORDINATED TO OUR SECURED INDEBTEDNESS AND SUBORDINATED TO ALL LIABILITIES OF OUR SUBSIDIARIES.

     The Notes are obligations only of Health Care REIT, Inc. and will not be guaranteed by our subsidiaries or secured by any of our or their properties or assets. Our subsidiaries, which own approximately 56% of our real estate investments, are separate legal entities and have no obligation to pay any amounts due pursuant to the Notes. Our subsidiaries have guaranteed outstanding debt that may exist from time to time under certain of our Credit Facilities. See "Description of Other Indebtedness -- Credit Facilities."

- OUR BUSINESS OPERATIONS MAY NOT GENERATE THE CASH NEEDED TO SERVICE OUR INDEBTEDNESS.

     We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will enable us to pay our indebtedness, including these Notes.

- YOU MAY NOT BE ABLE TO RESELL THE NOTES BECAUSE THERE MAY NOT BE AN ACTIVE TRADING MARKET FOR THE NOTES.

     We do not intend to apply for listing of the Notes on any securities exchange or for quotation on the Nasdaq system. There may not be a market for the Notes. The marketability of the Notes will depend on the number of holders, the market for notes of other issuers, our performance and interest rates.

     Other important factors are identified in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference into this Prospectus Supplement. This prospectus supplement, the prospectus and the Form 10-K do not describe all of the risks of an investment in the Notes or the risks relating to our business. You should consult your own financial and legal advisors before making an investment in the Notes.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We have made and incorporated by reference statements in this prospectus supplement that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements concern:

     - the possible expansion of our portfolio;

     - the performance of our operators and properties;

     - our ability to obtain new viable operators for properties which we take back from financially troubled operators, if any;

     - our ability to make distributions;

     - our policies and plans regarding investments, financings and other matters;

     - our tax status as a real estate investment trust;

     - our ability to appropriately balance the use of debt and equity; and

     - our ability to access capital markets or other sources of funds.

     When we use words such as "believe," "expect," "anticipate," "estimate" or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including:

     - the status of the economy;

     - the status of capital markets, including prevailing interest rates;

     - compliance with and changes to regulations and payment policies within the health care industry;

     - changes in financing terms;

     - competition within the health care and senior housing industries;

     - changes in federal, state and local legislation; and

     - the risks described above and in our Annual Report on Form 10-K for the year ended December 31, 2002.

     We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

                                  THE COMPANY

     Health Care REIT, Inc., a Delaware corporation, is a self-administered, equity real estate investment trust that invests in health care facilities, primarily skilled nursing and assisted living facilities. We also invest in specialty care facilities. As of December 31, 2002, long-term care facilities, which include skilled nursing and assisted living facilities, comprised approximately 92% of our investment portfolio. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities.

     As of December 31, 2002, we had approximately $1.5 billion of net real estate investments, inclusive of credit enhancements, in 244 facilities located in 33 states and managed by 44 different operators. At that date, the portfolio included 160 assisted living facilities, 76 skilled nursing facilities and eight specialty care facilities.

     We seek to increase funds from operations and enhance stockholder value through relationship investing with public and private regionally focused health care operators. The primary components of this strategy are set forth below.

     Relationship Investing. We establish relationships with growing operators and provide financing throughout their growth cycles. We target companies with experienced management teams, regionally focused operations, substantial insider ownership interests, venture capital backing and significant growth potential.

     By maintaining close ties to health care operators, we are able to provide value added services and monitor our investments on an ongoing basis. Investments are designed to support the operator's business plan. Features typically include a master operating lease for the acquisition and development of facilities in a geographic region. Economic terms typically include annual rate increases and fair market value based purchase options in operating leases.

     Portfolio Management. Portfolio strength is derived from diversity by operator, health care sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with corresponding recurring income and funds from operations. Generally, operating leases extend for 10 to 15 years and mortgage loans provide five to seven years of prepayment protection. At December 31, 2002, the average life of our portfolio was over nine years, with 88% of our annualized revenue derived from investments that mature after the year 2006.

     In addition, we believe that our portfolio has been strengthened by our ability to identify early trends in the health care sector and to seek the best risk-reward allocation within the long-term care sector. In 1991, we initiated a review and analysis of the assisted living industry and made our first investment in this sector in 1992. We allocated most of our investment dollars to the assisted living sector in the eight year period 1993 through 2000 due to the favorable risk-reward relationship in that sector and a concern that revenues in the skilled nursing sector were not sustainable. In 1998, Congress changed the Medicare reimbursement system converting it from a cost-based to a capitation system with significant reduction in reimbursement amounts. These changes created many difficulties in the skilled nursing sector in the period 1998 through 2000, especially for larger, highly leveraged public companies that had a dependency on ancillary revenues. Our decision to reallocate away from skilled nursing facility investments to assisted living drove the percentage of skilled nursing investments in our portfolio from 69% in 1992 to 35% at December 31, 2002, and the percentage of assisted living investments from 18% in 1992 to 57% at December 31, 2002. By overweighting assisted living investments, we avoided most of the difficulties of the skilled nursing sector; however, our challenge then was to "season" the assisted living component of our portfolio. This process involved overseeing the construction and fill-up of new state of the art, purpose built, prototypical facilities.

     The seasoning of the assisted living portfolio was substantially complete by December 31, 2002, as only 8% of our year-to-date revenues were derived from facilities still in fill-up. At December 31, 2002, we had overseen the stabilization of 135 facilities with an investment balance of approximately $666 million.

     Depth of Management. Our management team is comprised of six individuals with 107 years of experience in health care and real estate finance. George L. Chapman has been a member of senior management for over 13 years and in 1996 became our Chairman and Chief Executive Officer. Mr. Chapman and the management team have successfully implemented our investment strategy of emphasizing relationship financings with strong, emerging health care operators. This strategy has resulted in investments of more than $1.4 billion during the past five years.

THE PORTFOLIO

The following table reflects our portfolio as of December 31, 2002:

                                                                      NUMBER
                                            PERCENTAGE     NUMBER       OF      INVESTMENT      NUMBER       NUMBER
         TYPE OF           INVESTMENTS(1)       OF           OF        BEDS/     PER BED/         OF           OF
         FACILITY          (IN THOUSANDS)   PORTFOLIO    FACILITIES    UNITS     UNIT(2)     OPERATORS(3)   STATES(3)
         --------          --------------   ----------   ----------   -------   ----------   ------------   ---------
Assisted Living
  Facilities..............   $  879,104         57%         160       10,610     $85,098          27           31
Skilled Nursing
  Facilities..............      539,904         35%          76       10,482      51,508          17           16
Specialty Care
  Facilities..............      118,249          8%           8        1,304     105,325           6            5
                             ----------        ---          ---       ------
  Totals..................   $1,537,257        100%         244       22,396
                             ==========        ===          ===       ======

------------

(1) Investments include real estate investments and credit enhancements which amounted to $1,529,412,000 and $7,845,000, respectively.

(2) Investment Per Bed/Unit was computed by using the total investment amount of $1,580,142,000 which includes real estate investments, credit enhancements and unfunded commitments for which initial funding has commenced which amounted to $1,529,412,000, $7,845,000 and $42,885,000, respectively.

(3) We have investments in properties located in 33 states and managed by 44 different operators.

     In determining whether to invest in a facility, we focus on the following:
(a) the experience of the management team; (b) the historical and projected financial and operational performance of the facility; (c) the credit of the tenant or borrower; (d) the security for the lease or loan; and (e) the capital committed to the facility by the tenant or borrower. We conduct market research and analysis for all potential investments. In addition, we review the value of all facilities, the interest rates and debt service coverage requirements of any debt to be assumed and the anticipated sources of repayment of any debt.

     We monitor our investments through a variety of methods determined by the type of health care facility and operator. Our monitoring process includes review of monthly financial statements for each facility, quarterly review of operator credit, annual facility inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze facility-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks.

     Our investments are primarily operating leases and mortgage loans. Construction financing is provided, but only as a part of a long-term operating lease or mortgage loan. Substantially all of our investments are designed with escalating rate structures. Depending upon market conditions, we believe that appropriate new investments will be available in the future with substantially the same spreads over our cost of capital. Operating leases and mortgage loans are normally credit enhanced by guaranties and/or letters of credit. In addition, operating leases are typically structured as master leases and mortgage loans are generally cross-defaulted and cross-collateralized with other mortgage loans, operating leases or agreements between the Company and the operator and its affiliates.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. For purposes of calculating these ratios, "earnings" include income from continuing operations before extraordinary item, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges and reduced by capitalized interest. "Fixed Charges" consists of interest on all indebtedness and the amortization of loan expenses.

                                                                YEAR ENDED DECEMBER 31,
                                                            --------------------------------
                                                            1998   1999   2000   2001   2002
                                                            ----   ----   ----   ----   ----
Consolidated ratio of earnings to fixed charges...........  3.05   2.83   2.66   2.72   2.51

                                USE OF PROCEEDS

     The net proceeds from the sale of the Notes before expenses are estimated to be $103.3 million. The proceeds will be used to invest in health care property investments. Pending such use, the proceeds will be used primarily to repay borrowings under our unsecured revolving lines of credit arrangements, which had an outstanding balance of $113.1 million at March 10, 2003.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2002, and as adjusted to give effect to the sale of the Notes and the application of the estimated proceeds.

                                                                 DECEMBER 31, 2002
                                                              ------------------------
                                                                               AS
                                                                ACTUAL      ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Debt:
  Borrowings under unsecured line of credit
     arrangements(1)........................................  $  109,500   $    6,364
  Borrowings under secured line of credit arrangements......       4,000        4,000
  Senior Notes Due 2004.....................................      40,000       40,000
  Senior Notes Due 2006.....................................      50,000       50,000
  Senior Notes Due 2007.....................................     175,000      175,000
  Senior Notes Due 2008.....................................     100,000      100,000
  Senior Notes Due 2012.....................................     150,000      250,000
  Other long-term obligations...............................      47,831       47,831
                                                              ----------   ----------
Total Debt..................................................     676,331      673,195
Stockholders' equity:
  Preferred Stock, $1.00 par value;
     Authorized -- 10,000,000 shares
     Series B Cumulative Redeemable Preferred
      Stock -- 3,000,000 shares issued and outstanding......      75,000       75,000
     Series C Cumulative Convertible Preferred
      Stock -- 2,100,000 shares issued and outstanding......      52,500       52,500
  Common Stock, $1.00 par value; Authorized -- 75,000,000
     shares; Issued and outstanding -- 40,085,827(2)........      40,086       40,086
  Capital in excess of par value............................     790,838      790,838
  Cumulative net income.....................................     580,496      580,496
  Cumulative dividends......................................    (638,085)    (638,085)
  Accumulated other comprehensive income....................        (170)        (170)
  Unamortized restricted stock..............................      (3,433)      (3,433)
                                                              ----------   ----------
Total stockholders' equity..................................     897,232      897,232
                                                              ----------   ----------
Total capitalization........................................  $1,573,563   $1,570,427
                                                              ==========   ==========

------------

(1) Approximately $113.1 million was outstanding under our revolving lines of credit arrangements at March 10, 2003.

(2) Excludes: (i) 1,434,432 shares of common stock reserved for issuance that relate to outstanding options under our 1985 Incentive Stock Option Plan and the 1995 Stock Incentive Plan; (ii) 121,666 shares of common stock reserved for issuance that relate to outstanding options under our Stock Incentive Plan for Non-Employee Directors; (iii) 431,344 shares of common stock reserved for issuance under our dividend reinvestment plan; and (iv) 2,048,781 shares of common stock reserved for issuance that relate to the Series C Cumulative Convertible Preferred Stock.

                         SELECTED FINANCIAL INFORMATION

     The following selected financial data for the five years ended December 31, 2002 are derived from our audited consolidated financial statements. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information appearing in our 2002 Annual Report on Form 10-K and incorporated by reference herein.

                                                                            YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------------
                                                               1998       1999       2000       2001       2002
                                                              -------   --------   --------   --------   --------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA
Revenues (1)................................................  $94,896   $122,809   $129,480   $129,369   $163,118
Expenses:
  Interest expense (1)......................................   17,122     25,536     32,855     30,359     41,085
  Provision for depreciation (1)............................    9,545     16,477     21,183     28,725     39,311
  General and administrative and other expenses.............    7,399      8,868      9,570     10,853     13,038
  Impairment of assets......................................       --         --         --         --      2,298
  Loss on investment........................................       --         --      2,000         --         --
                                                              -------   --------   --------   --------   --------
Total expenses..............................................   34,066     50,881     65,608     69,937     95,732
                                                              -------   --------   --------   --------   --------
Income from continuing operations
  before extraordinary item.................................   60,830     71,928     63,872     59,432     67,386
Income from discontinued operations, net (1)................    1,479      3,710      4,184      1,330        676
                                                              -------   --------   --------   --------   --------
Income before extraordinary item............................   62,309     75,638     68,056     60,762     68,062
Extraordinary loss on extinguishment of debt................       --         --         --       (213)      (403)
                                                              -------   --------   --------   --------   --------
Net income..................................................   62,309     75,638     68,056     60,549     67,659
Preferred stock dividends...................................    4,160     12,814     13,490     13,505     12,468
                                                              -------   --------   --------   --------   --------
Net income available to common stockholders.................  $58,149   $ 62,824   $ 54,566   $ 47,044   $ 55,191
                                                              =======   ========   ========   ========   ========
OTHER DATA
Average number of common shares outstanding:
  Basic.....................................................   25,579     28,128     28,418     30,534     36,702
  Diluted...................................................   25,954     28,384     28,643     31,027     37,301
PER SHARE DATA
Basic:
Income from continuing operations and after preferred stock
  dividends.................................................  $  2.21   $   2.10   $   1.77   $   1.51   $   1.49
Discontinued operations, net (1)............................     0.06       0.13       0.15       0.04       0.02
Extraordinary item..........................................       --         --         --      (0.01)     (0.01)
                                                              -------   --------   --------   --------   --------
Net income available to common stockholders.................     2.27       2.23       1.92       1.54       1.50
Diluted:
Income from continuing operations and after preferred stock
  dividends.................................................  $  2.18   $   2.08   $   1.76   $   1.49   $   1.47
Discontinued operations, net (1)............................     0.06       0.13       0.15       0.04       0.02
Extraordinary item..........................................       --         --         --      (0.01)     (0.01)
                                                              -------   --------   --------   --------   --------
Net income available to common stockholders.................     2.24       2.21       1.91       1.52       1.48
Cash distributions per common share.........................  $  2.19   $   2.27   $  2.335   $   2.34   $   2.34

                                                                             DECEMBER 31,
                                                    --------------------------------------------------------------
                                                       1998         1999         2000         2001         2002
                                                    ----------   ----------   ----------   ----------   ----------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA
Net real estate investments.......................  $1,047,511   $1,241,722   $1,121,419   $1,213,564   $1,524,457
Total assets......................................   1,073,424    1,271,171    1,156,904    1,269,843    1,594,110
Total debt........................................     418,979      538,842      439,752      491,216      676,331
Total liabilities.................................     439,665      564,175      458,297      511,973      696,878
Total stockholders' equity........................     633,759      706,996      698,607      757,870      897,232

------------

(1) In accordance with FASB Statement No. 144, we have reclassified the income and expenses attributable to the properties sold during 2002 to discontinued operations. See Note 15 to our audited consolidated financial statements.

(2) General and administrative and other expenses include loan expense, provision for loan losses and other operating expenses.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 2002, our net real estate investments totaled approximately $1,524,457,000 and included 160 assisted living facilities, 76 skilled nursing facilities and eight specialty care facilities. Depending upon the availability and cost of external capital, we anticipate making additional investments in health care related facilities. New investments are funded from temporary borrowings under our line of credit arrangements, internally generated cash and the proceeds derived from asset sales. Permanent financing for future investments, which replaces funds drawn under the line of credit arrangements, is expected to be provided through a combination of public and private offerings of debt and equity securities and the incurrence of secured debt. We believe our liquidity and various sources of available capital are sufficient to fund operations, meet debt service and dividend requirements and finance future investments.

     The following table summarizes our capital activity during the year ended December 31, 2002 (in thousands):

                                       GROSS           NET
      DATE              TYPE          PROCEEDS       PROCEEDS
      ----              ----          --------       --------
February 2002      Common Stock       $ 25,000       $ 23,657
May 2002           Common Stock         91,770         91,578
September 2002     Senior Notes        150,000        147,750
November 2002      Common Stock         25,017         24,952
                                      --------       --------
Totals                                $291,787       $287,937
                                      ========       ========

     During the year ended December 31, 2002, the holder of our Series C Cumulative Convertible Preferred Stock converted 900,000 shares into 878,000 shares of common stock.

     During 2002, we invested $389,873,000 in real property, provided permanent mortgage and loan financings of $85,006,000, made construction advances of $19,833,000 and funded $3,510,000 of subdebt investments. As of December 31, 2002, we had approximately $42,885,000 in unfunded construction commitments. Also during 2002, we sold real property generating $52,279,000 of net proceeds and collected $80,590,000 and $12,380,000 as repayment of principal on loans receivable and subdebt investments, respectively.

     As of December 31, 2002, we had stockholders' equity of $897,232,000 and a total outstanding debt balance of $676,331,000, which represents a debt to total capitalization ratio of 0.43 to 1.0.

     In August 2002, we announced the amendment and extension of our primary unsecured revolving line of credit. The line of credit was expanded to $175,000,000, expires in August 2005 (with the ability to extend for one year at our discretion if we are in compliance with all covenants) and currently bears interest at the lender's prime rate or LIBOR plus 1.3% at our option. In addition, at December 31, 2002, we had an unsecured revolving line of credit in the amount of $25,000,000, bearing interest at the lender's prime rate and which expires in June 2003. Also, at December 31, 2002, we had a secured line of credit in the amount of $60,000,000 bearing interest at the lender's prime rate or LIBOR plus 2.0%, at our option, with a floor of 7.0% and which expires in April 2004. Additionally, at December 31, 2002, we had a secured note in the amount of $4,000,000 bearing interest at LIBOR plus 2.0% and which matures in November 2004. At December 31, 2002, we had $109,500,000 in borrowings outstanding under the unsecured line of credit arrangements and $4,000,000 outstanding on the secured note.

     As of February 20, 2003, we had an effective shelf registration on file with the Securities and Exchange Commission under which we may issue up to $385,600,000 of securities including debt securities, common and preferred stock and warrants. Depending upon market conditions, we anticipate issuing securities under our shelf registration to invest in additional health care facilities and to repay borrowings under our line of credit arrangements.

     The following table summarizes our principal payments under contractual obligations as of December 31, 2002:

                                       PAYMENTS DUE BY PERIOD ($000S)
                           -------------------------------------------------------
                            TOTAL      2003     2004-2005   2006-2007   AFTER 2007
                            -----     -------   ---------   ---------   ----------
Unsecured senior notes
  payable................  $515,000   $     0   $ 40,000    $225,000     $250,000
Unsecured lines of credit
  (1)....................   200,000    25,000    175,000          --           --
Secured line of credit
  (1)....................    60,000        --     60,000          --           --
Mortgage notes payable...    47,831       400      1,335         828       45,268
Secured note payable.....     4,000        --      4,000          --           --
Operating lease
  obligations............       720       216        432          72           --
                           --------   -------   --------    --------     --------
Total contractual
  obligations............  $827,551   $25,616   $280,767    $225,900     $295,268
                           ========   =======   ========    ========     ========

------------

(1) Unsecured and secured lines of credit reflected at 100% capacity.

     The following table summarizes our commercial commitments as of December 31, 2002:

                             AMOUNT OF COMMITMENT EXPIRATION PER PERIOD ($000S)
                           -------------------------------------------------------
                            TOTAL      2003     2004-2005   2006-2007   AFTER 2007
                            -----     -------   ---------   ---------   ----------
Unfunded construction
  commitments............  $ 42,885   $42,885   $      0    $      0     $      0
Credit enhancements......     7,845     4,650         --          --        3,195
                           --------   -------   --------    --------     --------
Total commercial
  commitments............  $ 50,730   $47,535   $      0    $      0     $  3,195
                           ========   =======   ========    ========     ========

     As of December 31, 2002, we had approximately $42,885,000 of unfunded construction commitments.

     We have guaranteed the payment of industrial revenue bonds for one assisted living facility in the event that the present owner defaults upon its obligations. In consideration for this guaranty, we receive and recognize fees annually related to this agreement. This guaranty expires upon the repayment of the industrial revenue bonds which currently mature in 2009. At December 31, 2002, we were contingently liable for $3,195,000 under this guaranty.

     In addition, we have an outstanding letter of credit issued to a bank, which bank provided additional financing for a project on which we have a first mortgage. We have also partially guaranteed the payment of loans made by the bank on this project. The letter of credit currently matures in 2003 and the guaranties expire upon the repayment of the loans which currently mature in 2003. At December 31, 2002, obligations under these agreements for which we were contingently liable aggregated approximately $4,650,000.

RESULTS OF OPERATIONS DECEMBER 31, 2002 VS. DECEMBER 31, 2001

     Revenues were comprised of the following:

                                                 YEAR ENDED                CHANGE
                                        -----------------------------   -------------
                                        DEC. 31, 2002   DEC. 31, 2001      $       %
                                        -------------   -------------   -------   ---
                                                       (IN THOUSANDS)
Rental income.........................    $133,791        $ 93,237      $40,554    43%
Interest income.......................      26,525          31,294       (4,769)  (15)%
Commitment fees and other income......       2,802           3,848       (1,046)  (27)%
Prepayment fees.......................          --             990         (990)  n/a
                                          --------        --------      -------   ---
Totals................................    $163,118        $129,369      $33,749    26%
                                          ========        ========      =======   ===

     We generated increased rental income as a result of the acquisition of properties for which we receive rent. This was partially offset by a reduction in interest income due to the repayment of mortgage loans. Commitment fees and other income decreased primarily as a result of the completion of construction projects.

     During 2001, we received payoffs on mortgages that had significant prepayment fee requirements, generating $990,000 in that year. During 2002, we did not receive any prepayment fees with respect to mortgage loan payoffs.

     Expenses were comprised of the following:

                                                 YEAR ENDED                CHANGE
                                        -----------------------------   -------------
                                        DEC. 31, 2002   DEC. 31, 2001      $       %
                                        -------------   -------------   -------   ---
                                                       (IN THOUSANDS)
Interest expense......................    $ 41,085        $ 30,359      $10,726    35%
Provision for depreciation............      39,311          28,725       10,586    37%
General and administrative
  expenses............................       9,665           8,078        1,587    20%
Loan expense..........................       2,373           1,775          598   34%
Impairment of assets..................       2,298              --        2,298   n/a
Provision for losses..................       1,000           1,000            0     0%
                                          --------        --------      -------   ---
Totals................................    $ 95,732        $ 69,937      $25,795    37%
                                          ========        ========      =======   ===

     The increase in interest expense from 2001 to 2002 was primarily due to higher average borrowings during the year and a reduction in the amount of capitalized interest offsetting interest expense.

     We capitalize certain interest costs associated with funds used to finance the construction of properties owned directly by us. The amount capitalized is based upon the borrowings outstanding during the construction period using the rate of interest that approximates our cost of financing. Our interest expense is reduced by the amount capitalized. Capitalized interest for the year ended December 31, 2002, totaled $170,000, as compared with $841,000 for the same period in 2001.

     The provision for depreciation increased primarily as a result of additional investments in properties owned directly by us.

     General and administrative expenses as a percentage of revenues (including revenues from discontinued operations) for the year ended December 31, 2002, were 5.83% as compared with 6.03% for the same period in 2001.

     The increase in loan expense was primarily due to the additional amortization of costs related to the unsecured line of credit renewal and the unsecured senior notes issued in 2001 and 2002.

     During the year ended December 31, 2002, it was determined that the projected undiscounted cash flows from a parcel of land, one assisted living facility and one specialty care facility did not exceed their related net book values and impairment charges of $2,298,000 were recorded to reduce the properties to their estimated fair market values. The estimated fair market values of the properties were determined by offers to purchase received from third parties or estimated net sales proceeds.

                                                 YEAR ENDED                CHANGE
                                        -----------------------------   -------------
                                        DEC. 31, 2002   DEC. 31, 2001      $       %
                                        -------------   -------------   -------   ---
                                                       (IN THOUSANDS)
Other items:
Gain (loss) on sales of properties....    $ (1,032)       $ (1,250)     $   218   (17)%
Discontinued operations, net..........       1,708           2,580         (872)  (34)%
Loss on extinguishment of debt........        (403)           (213)        (190)   89%
Preferred dividends...................     (12,468)        (13,505)       1,037    (8)%
                                          --------        --------      -------   ---
Totals................................    $(12,195)       $(12,388)     $   193    (2)%
                                          ========        ========      =======   ===

     During the years ended December 31, 2002 and 2001, we sold properties with carrying values of $53,311,000 and $23,829,000 for net losses of $1,032,000 and $1,250,000, respectively. In August 2001, the Financial Accounting Standards Board issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is effective for fiscal years beginning after December 15, 2001. We adopted the standard effective January 1, 2002. In accordance with Statement No. 144, we have reclassified the income and expenses attributable to the properties sold during 2002 to discontinued operations. These properties generated $1,708,000 and $2,580,000 of income after deducting depreciation and interest expense from rental revenue for the years ended December 31, 2002 and 2001, respectively.

     In April 2002, we purchased $35,000,000 of our outstanding unsecured senior notes that were due in 2003 and recorded a charge of $403,000 in connection with this early extinguishment. In September 2001, we purchased $7,750,000 of our outstanding unsecured senior notes that were due in 2002 and recorded a charge of $213,000 in connection with this early extinguishment.

     As a result of the various factors mentioned above, net income available to common stockholders was $55,191,000, or $1.48 per diluted share, for 2002 as compared with $47,044,000, or $1.52 per diluted share, for 2001.

RESULTS OF OPERATIONS DECEMBER 31, 2001 VS. DECEMBER 31, 2000

     Revenues were comprised of the following:

                                                YEAR ENDED                 CHANGE
                                       -----------------------------   --------------
                                       DEC. 31, 2001   DEC. 31, 2000      $       %
                                       -------------   -------------   -------   ----
                                                       (IN THOUSANDS)
Rental income........................    $ 92,237        $ 82,522      $10,715     13%
Interest income......................      31,294          41,064       (9,770)   (24%)
Commitment fees and other income.....       3,848           5,837       (1,989)   (34%)
Prepayment fees......................         990              57          933   1637%
                                         --------        --------      -------   ----
  Totals.............................    $129,369        $129,480      $  (111)     0%
                                         ========        ========      =======   ====

     We generated increased rental income as a result of the completion of real property construction projects for which we began receiving rent and the purchase of properties previously financed by us. This offset a reduction in interest income due to the repayment of mortgage loans and the purchase of properties previously financed by us.

     The reduction in commitment fees and other income is due primarily to the significant reduction in construction activity.

     During 2001, we received payoffs on mortgages that had significant prepayment fee requirements, generating the large increase over the prior year.

     Expenses were comprised of the following:

                                                  YEAR ENDED                CHANGE
                                         -----------------------------   -------------
                                         DEC. 31, 2001   DEC. 31, 2000      $       %
                                         -------------   -------------   -------   ---
                                                        (IN THOUSANDS)
Interest expense.......................     $30,359         $32,855      $(2,496)   (8%)
Provision for depreciation.............      28,725          21,183        7,542    36%
Loss on investment.....................          --           2,000       (2,000)  n/a
General and administrative
  expenses.............................       8,078           7,405          673     9%
Loan expense...........................       1,775           1,165          610    52%
Provision for losses...................       1,000           1,000            0     0%
                                            -------         -------      -------   ---
  Totals...............................     $69,937         $65,608      $ 4,329     7%
                                            =======         =======      =======   ===

     The decrease in interest expense from 2000 to 2001 was primarily due to lower average borrowings during the year offset by a reduction in the amount of capitalized interest offsetting interest expense.

     We capitalize certain interest costs associated with funds used to finance the construction of properties owned directly by us. The amount capitalized is based upon the borrowings outstanding during the construction period using the rate of interest that approximates our cost of financing. Our interest expense is reduced by the amount capitalized. Capitalized interest for the year ended December 31, 2001, totaled $841,000, as compared with $3,079,000 for the same period in 2000.

     The provision for depreciation increased primarily as a result of additional investments in properties owned directly by us.

     In 2000, we restructured our investments with Summerville Health Care. As part of the restructuring agreement, Summerville agreed to permit us to re-lease 10 of its 11 facilities to new operators and repaid substantially all of our subdebt investment. As part of Summerville's recapitalization, our $2,000,000 non-yielding preferred stock investment was substantially diluted. Accordingly, we wrote off our investment in 2000, resulting in a $2,000,000 charge.

     General and administrative expenses as a percentage of revenues (including revenues from discontinued operations) for the year ended December 31, 2001, were 6.03% as compared with 5.41% for the same period in 2000.

     The increase in loan expense was primarily due to the additional amortization of costs related to the unsecured senior notes issued in 2001.

                                                YEAR ENDED                 CHANGE
                                       -----------------------------   ---------------
                                       DEC. 31, 2001   DEC. 31, 2000      $        %
                                       -------------   -------------   --------   ----
                                                       (IN THOUSANDS)
Gain (loss) on sales of properties...    $ (1,250)       $  1,684      $ (2,934)  (174%)
Discontinued operations, net.........       2,580           2,500            80      3%
Loss on extinguishment of debt.......        (213)             --          (213)   n/a
Preferred dividends..................     (13,505)        (13,490)          (15)     0%
                                         --------        --------      --------   ----
  Total..............................    $(12,388)       $ (9,306)     $ (3,082)    33%
                                         ========        ========      ========   ====

     During the years ended December 31, 2001 and 2000, we sold properties with carrying values of $23,829,000 and $107,182,000, respectively, for a net loss of $1,250,000 in 2001 and a net gain of $1,684,000 in 2000. In August 2001, the
Financial Accounting Standards Board issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is effective for fiscal years beginning after December 15, 2001. We adopted the standard effective January 1, 2002. In accordance with Statement No. 144, we have reclassified the income and expenses attributable to the properties sold during 2002 to discontinued operations. These properties generated $2,580,000 and $2,500,000 of income after deducting depreciation and interest expense from rental revenue for the years ended December 31, 2001 and 2000, respectively.

     In September 2001, we purchased $7,750,000 of our outstanding unsecured senior notes that were due in 2002 and recorded a charge of $213,000 in connection with this early extinguishment.

     As a result of the various factors mentioned above, net income available to common stockholders was $47,044,000, or $1.52 per diluted share, for 2001 as compared with $54,566,000, or $1.91 per diluted share, for 2000.

CRITICAL ACCOUNTING POLICIES

     Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions (see Note 1 to our audited consolidated financial statements). We believe that of our significant accounting policies, the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

  REVENUE RECOGNITION

     Revenue is recorded in accordance with SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"), as amended. SAB 101 requires that revenue be recognized after four basic criteria are met. These four criteria include persuasive evidence of an arrangement, the rendering of service, fixed and determinable income and reasonably assured collectibility. If the collectibility of revenue is determined incorrectly, the amount and timing of our reported revenue could be significantly affected. Interest income on loans is recognized as earned based upon the principal amount outstanding. Operating lease income includes base rent payments plus fixed annual rent increases, which are recognized on a straight-line basis over the minimum lease period. This lease income is greater than the amount of cash received during the first half of the lease term.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The net book value of long-lived assets is reviewed quarterly on a property by property basis to determine if there are indicators of impairment. These indicators may include anticipated operating losses at the property level, the tenant's inability to make rent payments, a decision to dispose of an asset before the end of its estimated useful life and changes in the market that may permanently reduce the value of the property. If indicators of impairment exist, then the undiscounted future cash flows from the most likely use of the property are compared to the current net book value. If the undiscounted cash flows are less than the net book value, an impairment loss would be recognized to the extent that the net book value exceeds the current fair market value. This analysis requires us to determine if indicators of impairment exist and to estimate the most likely stream of cash flows to be generated from the property during the period the property is expected to be held. If the projections or assumptions change in the future, we may be required to record an impairment charge and reduce the net book value of the property owned.

  ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is maintained at a level believed adequate to absorb potential losses in our loans receivable. The determination of the allowance is based on a quarterly evaluation of these loans, including general economic conditions and estimated collectibility of loan payments. We regularly evaluate the collectibility of our loans receivable based on a combination of factors. These factors include delinquency status (as determined by frequency of payments), historical loan charge-offs, financial strength of the borrower and guarantors and value of the underlying property. If these factors indicate that there is greater risk of loan charge-offs, additional allowances or placement on non-accrual status may be required.

  DEPRECIATION AND USEFUL LIVES

     We compute depreciation on our properties using the straight-line method based on their estimated useful lives which range from fifteen to forty years for buildings and five to twelve years for improvements. A significant portion of the acquisition cost of each property is allocated to the building (usually approximately 90%). The allocation of the acquisition cost to building and the determination of the useful life of a property are based on appraisals commissioned from independent real estate appraisal firms. If we do not allocate appropriately to the building or if we incorrectly estimate the useful life of our properties, the computation of depreciation will not appropriately reflect the allocation of our capital expenditures over future periods.

IMPACT OF INFLATION

     During the past three years, inflation has not significantly affected our earnings because of the moderate inflation rate. Additionally, our earnings are primarily long-term investments with fixed interest rates. These investments are mainly financed with a combination of equity, senior notes and borrowings under our revolving lines of credit. During inflationary periods that generally are accompanied by rising interest rates, our ability to grow may be adversely affected because the yield on new investments may increase at a slower rate than new borrowing costs. Presuming the current inflation rate remains moderate and long-term interest rates do not increase significantly, we believe that inflation will not impact the availability of equity and debt financing.

                            MANAGEMENT AND DIRECTORS

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our Executive Officers and Directors:

EXECUTIVE OFFICERS

NAME                                AGE   OFFICE
----                                ---   ------
George L. Chapman.................  55    Chairman of the Board and Chief Executive Officer
Raymond W. Braun..................  45    President and Chief Financial Officer
Erin C. Ibele.....................  41    Vice President and Corporate Secretary
Charles J. Herman.................  37    Vice President, Operations
Michael A. Crabtree...............  46    Treasurer

BOARD OF DIRECTORS

NAME                                AGE   POSITION
----                                ---   --------
William C. Ballard, Jr. ..........  62    Of Counsel, Greenebaum, Doll & McDonald PLLC and
                                          Director, Trover Solutions, Inc., and UnitedHealth Group

Pier C. Borra.....................  63    Chairman of the Board, President and Chief Executive
                                          Officer of CORA Health Services, Inc., Lima, Ohio, and
                                          former Chairman, President and Chief Executive Officer of
                                          Arbor Health Care Company, Lima, Ohio

George L. Chapman.................  55    Chairman of the Board and Chief Executive Officer

Jeffrey H. Donahue................  56    President and Chief Executive Officer of the Enterprise
                                          Social Investment Corporation, and former Executive Vice
                                          President and Chief Financial Officer of The Rouse
                                          Company

Peter J. Grua.....................  49    Principal and President of HLM Management Company, Inc.,
                                          Boston, Massachusetts

Sharon M. Oster...................  54    Professor of Economics, Entrepreneurship and Management,
                                          Yale University School of Management and Director of the
                                          Aristotle Corporation and Transpro, Inc.

Bruce G. Thompson.................  73    President and Director of First Toledo Corporation,
                                          Toledo, Ohio and Director of Kingston Healthcare Company,
                                          Toledo, Ohio

R. Scott Trumbull.................  54    Chairman of the Board and Chief Executive Officer of
                                          Franklin Electric Co., Inc. and former Executive Vice
                                          President International Operations & Corporate
                                          Development of Owens-Illinois, Inc.

Richard A. Unverferth.............  79    Chairman of the Board of Unverferth Manufacturing, Inc.,
                                          Kalida, Ohio and Chairman of the Board of H.C.F. Inc.,
                                          Kalida, Ohio

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the prospectus, to which reference is hereby made. The following summary is qualified in its entirety by reference to the Indenture referred to in the prospectus, and the Supplemental Indenture. Capitalized terms not otherwise defined herein shall have the meanings given them in the prospectus. In this section, unless specifically noted otherwise, the terms "we," "us," and "our" refer only to Health Care REIT, Inc., and not its subsidiaries.

GENERAL

     The Notes offered by this prospectus supplement are a further issuance of, are fungible with and are consolidated and form a single series with our outstanding 8.0% Notes due September 12, 2012 issued under the Supplemental Indenture No. 1, dated as of September 6, 2002, as amended by Amendment No. 1 to the Supplemental Indenture No. 1, dated as of March 12, 2003 (the "Supplemental Indenture"), to the Indenture for Senior Debt Securities dated as of September 6, 2002, between us and Fifth Third Bank (the "Trustee"). The Notes will have the same CUSIP number and will trade interchangeably with the previously issued notes in this series immediately upon settlement. Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be $250,000,000. This series may be reopened and we may from time to time issue additional notes of the same series. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. The Notes will be evidenced by a global note in book-entry form, except under the limited circumstances described under "-- Book-Entry System" below. The Notes will not be listed on any national securities exchange or traded on the Nasdaq system.

     The Notes will mature on September 12, 2012 (unless earlier redeemed). The Notes will bear interest from March 12, 2003 at the rate per annum shown on the front cover of this prospectus supplement payable semi-annually on March 12 and September 12 of each year, commencing September 12, 2003, to the persons in whose names the Notes are registered at the close of business on the March 1 or September 1, as the case may be, next preceding such interest payment date.

     The Notes will be senior unsecured obligations of ours and will rank equally with each other and with all of our other unsecured and senior indebtedness outstanding from time to time. The Notes will not be guaranteed by our subsidiaries. The Notes will be effectively subordinated to our secured indebtedness and to all liabilities of our subsidiaries, including certain amounts due under certain Credit Facilities. See "-- Description of Other Indebtedness" below. Accordingly, such prior indebtedness and liabilities will have to be satisfied in full before you will be able to realize any value from our encumbered or indirectly held properties. As of December 31, 2002, our subsidiaries owned approximately 56% of the assets reflected in our consolidated balance sheets and the liabilities of our subsidiaries were approximately $144 million (for which we were also liable). We and our subsidiaries may also incur additional indebtedness, including secured indebtedness, subject to the provisions described below under "-- Certain Covenants."

CERTAIN COVENANTS

     The Notes will not be secured by a mortgage, pledge or other lien. We have covenanted in the Supplemental Indenture not to pledge or otherwise subject to any lien, any of our property or assets or those of our subsidiaries unless the Notes are secured by such pledge or lien equally and ratably with all other obligations secured thereby so long as such other obligations shall be so secured; provided, however, that such covenant does not apply to liens securing obligations which do not in the aggregate at any one time outstanding exceed 15% of the

Consolidated Net Tangible Assets (as defined below) of us and our consolidated subsidiaries. In addition, this covenant does not apply to:

        (a) Pledges or deposits by us or our subsidiaries under workers' compensation laws, unemployment insurance laws, social security laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness (as defined below) of us or our subsidiaries), or leases to which we or any of our subsidiaries is a party, or deposits to secure public or statutory obligations of ours or our subsidiaries or deposits of cash or United States Government Bonds to secure surety, appeal, performance or other similar bonds to which we or any of our subsidiaries is a party, or deposits as security for contested taxes or import duties or for the payment of rent;

        (b) Liens imposed by law, such as carriers', warehousemen's, materialmen's and mechanics' liens, or Liens arising out of judgments or awards against us or any of our subsidiaries which we or such subsidiary at the time shall be currently prosecuting an appeal or proceeding for review;

        (c) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested in good faith and by appropriate proceedings;

        (d) Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of, others for rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties;

        (e) Liens incidental to the conduct of our business or that of any of our subsidiaries or to the ownership of our or their respective properties that were not incurred in connection with Indebtedness of ours or such subsidiary's, all of which Liens referred to in this clause (e) do not in the aggregate materially impair the value of the properties to which they relate or materially impair their use in the operation of the business taken as a whole of us and our subsidiaries, and as to all of the foregoing referenced in clauses (a) through (e), only to the extent arising and continuing in the ordinary course of business;

        (f) Purchase money Liens on property acquired or held by us or our subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of such property; provided, that (i) any such Lien attaches concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction,
     (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property, and (vi) the aggregate amount of all such Indebtedness on a consolidated basis for us and our subsidiaries shall not at any time exceed $1,000,000;

        (g) Liens existing on our balance sheet as of December 31, 2001; and

        (h) Any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (a) through (g) inclusive; provided, however, that the amount of any and all obligations and Indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).

     We also have covenanted in the Supplemental Indenture that we will not create, assume, incur, or otherwise become liable in respect of, any Senior Debt (as defined below) unless the aggregate outstanding principal amount of our Senior Debt will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed the greater of (i) 150% of our Capital Base (as defined below) or (ii) 225% of our Tangible Net Worth (as defined below).

     Finally, we have covenanted in the Supplemental Indenture that we will have or maintain, on a consolidated basis, as of the last day of each fiscal quarter, Interest Coverage (as defined below) of not less than 150%.

     For purposes of the foregoing covenants, the defined terms have the following meanings:

     "Capital Base" -- means, at any date, the sum of Tangible Net Worth and Subordinated Debt.

     "Capital Lease" -- means at any time any lease of property, real or personal, which, in accordance with generally accepted accounting principles, would at such time be required to be capitalized on a balance sheet of the lessee.

     "Capitalized Lease Obligations" -- means as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a Capital Lease on a balance sheet of such Person under GAAP.

     "Consolidated Net Tangible Assets" -- means the aggregate amount of assets (less applicable reserves and other properly deductible items) less (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like tangibles of ours and our consolidated subsidiaries, all as set forth on our most recent consolidated balance sheet prepared in accordance with GAAP.

     "EBITDA" -- means for any period, with respect to us and our subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of net income (or net loss) for such period plus, the sum of all amounts treated as expenses for: (a) interest, (b) depreciation, (c) amortization, and (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or net loss); provided, however, that net income (or net loss) shall be computed without giving effect to extraordinary losses or gains.

     "Indebtedness" -- means with respect to any Person, all: (a) liabilities or obligations, direct and contingent, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, contingent liabilities that in accordance with such principles, would be set forth in a specific Dollar amount on the liability side of such balance sheet, and Capitalized Lease Obligations of such Person; (b) liabilities or obligations of others for which such Person is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (c) liabilities or obligations secured by Liens on any assets of such Person, whether or not such liabilities or obligations shall have been assumed by it; and (d) liabilities or obligations of such Person, direct or contingent, with respect to letters of credit issued for the account of such Person and bankers acceptances created for such Person.

     "Interest Coverage" -- means as at the last day of any fiscal quarter, the quotient, expressed as a percentage (which may be in excess of 100%), determined by dividing EBITDA by Interest Expense; all of the foregoing calculated by reference to the immediately preceding four (4) fiscal quarters of ending on such date of determination.

     "Interest Expense" -- means for any period, on a combined basis, the sum of all interest paid or payable (excluding unamortized debt issuance costs) on all items of Indebtedness outstanding at any time during such period.

     "Liabilities" -- means, at any date, the items shown as liabilities on our consolidated balance sheet except any item of deferred income, including capital gains.

     "Lien" -- means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

     "Person" -- means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government or any political subdivision thereof.

     "Senior Debt" -- means all Indebtedness other than Subordinated Debt.

     "Subordinated Debt" -- means any unsecured Indebtedness which is issued or assumed pursuant to, or evidenced by, an indenture or other instrument which contains provisions for the subordination of such other Indebtedness (to which appropriate reference shall be made in the instruments evidencing such other Indebtedness if not contained therein) to the Notes (and, at our option, if so provided, to other Indebtedness of ours, either generally or as specifically designated).

     "Tangible Net Worth" -- means the sum of capital surplus, earned surplus and capital stock, minus deferred charges with GAAP consistently applied.

DEFEASANCE AND COVENANT DEFEASANCE

     The Notes are subject to defeasance and covenant defeasance, as described in the Indenture and the Supplemental Indenture. Specifically, we, at our option
(a) will be discharged from any and all obligations in respect of the Notes (except for certain obligations to register the transfer or exchange of the Notes, to replace destroyed, stolen, lost or mutilated Notes, and to maintain an office or agency in respect of the Notes and hold moneys for payment in trust) or (b) will be released from our obligations to comply with the Covenants that are specified under "Certain Covenants" above with respect to the Notes, and the occurrence of an Event of Default described below under '-- Events of Default" shall no longer be an Event of Default if, in either case, we irrevocably deposit with the Trustee, in trust, money or U.S. Government obligations that through payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all of the principal of (and premium, if any) and any interest on the Notes on the dates such payments are due (which may include one or more redemption dates designated by us) in accordance with the terms of such Notes.

     Such a trust may only be established if, among other things, (a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit, and (b) we shall have delivered an Opinion of Counsel to the effect that the holders of the Notes of such series will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit or defeasance and will be subject to United States Federal income tax in the same manner as if such defeasance had not occurred. In the event we omit to comply with our remaining obligations under the Indenture after a defeasance of the Indenture with respect to the Notes and the Notes are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government obligations on deposit with the Trustee may be insufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, we will remain liable in respect of such payments.

SINKING FUND

     The Notes are not entitled to any sinking fund payments.

OPTIONAL REDEMPTION

     The Notes may be redeemed at any time at our option, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the Notes (or portion thereof) being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to the Notes (or portion thereof) (the "Redemption Price").

     If notice has been given as provided in the Indenture and funds for the redemption of any Notes (or any portion thereof) called for redemption shall have been made available on the redemption date referred to in such notice, such Notes (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Notes (or any portion thereof) will be given to Holders at their addresses, as shown in the security register for such Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

     We will notify the Trustee at least 30 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of such Notes to be redeemed and their redemption date. If less than all of the Notes are to be redeemed at our option, the Trustee shall select, in such manner as it shall deem fair and appropriate, the Notes to be redeemed in whole or in part.

     As used herein:

     "Make-Whole Amount" -- means, in connection with any optional redemption or accelerated payment of any Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

     "Reinvestment Rate" -- means 0.25% plus the arithmetic mean of the yields under the respective heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     "Statistical Release" -- means that statistical release designated "H.15(519)" or any successor publication that is published weekly by the Federal Reserve System and that establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index that shall be designated by us.

BOOK-ENTRY SYSTEM

     The Notes will be issued in the form of one or more fully registered global securities ("Global Securities") that will be deposited with, or on behalf of The Depository Trust Company ("DTC"), and registered in the name of DTC's nominee, Cede & Co. Except under the circumstance described below, the Notes will not be issuable in definitive form. Unless and until it is exchanged in whole or in part for the individual Notes represented thereby, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.

     DTC has advised us of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act of 1934.

     DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC, and EMCC are also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating:
AAA. The DTC rules applicable to its Participants are on file with the Securities and Exchange Commission.

     Purchases of Global Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Global Securities on DTC's records. The ownership interest of each actual purchaser of each Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for the Global Securities is discontinued.

     To facilitate subsequent transfers, all Global Securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Global Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Global Securities unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Global Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Principal and interest payments on the Global Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or the Trustee, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as requested by an authorized representative of DTC) is our responsibility or that of the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Global Securities at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Global Security certificates are required to be printed and delivered.

     We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Global Security certificates will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of the Notes will be made by us in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-Day

Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

EVENTS OF DEFAULT

     In addition to the events of default in the Indenture described in the prospectus, the following constitute events of default under the Supplemental
Indenture:

     - We do not pay the principal or any premium on the Notes at their maturity date.

     - We default under any of our other indebtedness in an aggregate principal amount exceeding $10,000,000 after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the trustee or the holders of more than 50% in principal amount of the Notes may send the notice.

     - The entry by a court of competent jurisdiction of one or more judgments, orders or decrees against us or any of our subsidiaries in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days.

                       DESCRIPTION OF OTHER INDEBTEDNESS

CREDIT FACILITIES

     We have a $175 million unsecured revolving credit facility (the "Credit Facility") with KeyBank National Association as Administrative Agent, Deutsche Bank Securities Inc., as Syndication Agent, and the seven lenders signatory thereto, which matures in August 2005, bears annual fees of 20 to 37.5 basis points and carries an annual agent's fee of $50,000. The Credit Facility provides for interest on outstanding borrowings at either LIBOR plus a margin of 85 to 150 basis points or a base rate. The margins on LIBOR or prime rate borrowings and the annual fees are dependent upon various conditions, including our debt rating and the level of borrowings outstanding. At March 10, 2003, we were able to borrow at either LIBOR plus 130 basis points or the base rate.

     The Credit Facility contains customary affirmative and restrictive covenants that, among other things, limit us and our subsidiaries with respect to indebtedness, liabilities, liens, dividends, loans, investments, purchases and fundamental changes to the corporate structure or line of business. We also are required to maintain a minimum tangible net worth of $700 million plus 100% of net issuance proceeds received by us in connection with equity issuances, an interest coverage ratio of not less than 250%, a leverage ratio of not more than
1.20 to 1.00, and a ratio of unencumbered assets to unsecured indebtedness of not less than 2.10 to 1.00, all as defined in the Credit Facility.

     The Credit Facility contains customary events of default, including, among other things, and subject to applicable grace periods, other indebtedness payment defaults, material misrepresentations, covenant defaults, certain bankruptcy events and judgment defaults. Health Care REIT, Inc. and each of our subsidiaries are co-borrowers under the Credit Facility.

     We also have an unsecured revolving line of credit in the amount of $25,000,000 bearing interest at the lender's prime rate expiring in the second quarter of 2003 and a secured line of credit of $60,000,000, which bears interest at the lender's prime rate, or LIBOR plus 200 basis points, but in either case not less than 7.00%. The secured line of credit expires in early 2004. Health Care REIT, Inc. and each of our subsidiaries are co-borrowers under the secured line of credit.

     Additionally, we have a secured note in the amount of $4 million bearing interest at LIBOR plus 200 basis points and which matures in November 2004.

SENIOR NOTES

     In September 2002, we completed the sale of $150 million of Senior Unsecured Notes due 2012. The notes have a weighted average interest rate of 8.0%, and are fungible with and are consolidated and form a single series with the Notes offered by this prospectus supplement. The Notes offered by this prospectus supplement will have the same CUSIP number and will trade interchangeably with these Senior Unsecured Notes due 2012 in this same series immediately upon settlement. Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be $250,000,000.

     In August 2001, we completed the sale of $175 million of Senior Unsecured Notes due 2007. The notes have a weighted average interest rate of 7.50%.

     In March 1999, we completed the sale of $50 million of Senior Unsecured Notes due 2006. The notes have a weighted average interest rate of 8.17%.

     In March 1998, we completed the sale of $100 million of Senior Unsecured Notes due 2008. The notes have a weighted average interest rate of 7.625%.

     In April 1997, we completed the sale of $80 million of Senior Unsecured Notes due 2004. Of those notes, $40 million in principal are outstanding. The notes have a weighted average interest rate of 8.09%.

                                    TAXATION

TAX CONSEQUENCES OF ACQUIRING NOTES IN THE ADDITIONAL ISSUANCE

     If you acquire Notes in this additional issuance, your federal income tax consequences (discussed below) will be the same as if you were to acquire, at a premium over their principal amount, the notes issued in the original offering with prior accrued interest. If both a subsequent purchaser of the Notes issued in this additional issuance and a subsequent purchaser of the notes issued in the original offering acquire the notes or the Notes upon the same terms, then they will face the same federal income tax consequences.

U.S. FEDERAL INCOME AND ESTATE TAXATION OF HOLDERS OF OUR DEBT SECURITIES

     The following is a general summary of the United States federal income tax consequences and, in the case of a holder that is a non-U.S. holder, as defined below, the United States federal estate tax consequences, of purchasing, owning and disposing of the Notes. This summary is based on current United States federal tax law. Subsequent developments, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States tax consequences of purchasing, owning and disposing of the Notes as set forth in this summary. This summary does not discuss all of the aspects of U.S. federal taxation that may be relevant to you in light of your particular investment or other circumstances.

     This summary assumes that you hold the Notes as capital assets. This summary applies to you only if you are the initial holder of the Notes. In addition, this summary does not consider any foreign, state, local or other tax laws that may be applicable to us or a purchaser of the Notes.

     THIS DISCUSSION DOES NOT ADDRESS ANY ASPECTS OF FEDERAL INCOME TAXATION RELATING TO THE COMPANY OR ITS ELECTION TO BE TAXED AS A REIT. A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS WITH RESPECT TO OUR ELECTION TO BE TAXED AS A REIT IS INCORPORATED BY REFERENCE FROM OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, WHICH YOU SHOULD READ IN CONNECTION WITH THIS DISCUSSION. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF:

     - THE ACQUISITION, OWNERSHIP AND SALE OR OTHER DISPOSITION OF THE NOTES OFFERED UNDER THIS PROSPECTUS SUPPLEMENT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES;

     - OUR ELECTION TO BE TAXED AS A REIT FOR FEDERAL INCOME TAX PURPOSES; AND

     - POTENTIAL CHANGES IN THE TAX LAWS.

  U.S. HOLDERS

     The following summary applies to you only if you are a U.S. holder, as defined below.

     Definition of a U.S. Holder. A "U.S. holder" is a beneficial owner of a Note or Notes that is for United States federal income tax purposes:

     - an individual citizen or resident alien of the United States;

     - a corporation or partnership, or other entity classified as a corporation or partnership for these purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

     - an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

     - a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons, within the meaning of the Internal Revenue Code, has the authority to control all of the trust's substantial decisions.

     Payments of Interest. Stated interest on the Notes generally will be taxed as ordinary interest income from domestic sources at the time it is paid or accrues in accordance with your method of accounting for tax purposes.

     However, because a U.S. holder who purchases a Note in the offering will purchase a Note at a price in excess of its principal amount, a U.S. holder may elect to treat the excess of the purchase price for the Note over its principal amount as "amortizable bond premium." A U.S. holder who makes that election will reduce the amount of interest included in income for each accrual period by the portion of the premium allocable to that period based upon the Note's yield to maturity. A U.S. holder who elects to amortize bond premium will be required to apply that election to all debt instruments the interest on which is not excludible from gross income ("Fully Taxable Bonds") held by the holder at the beginning of the first taxable year to which the election applies and to all Fully Taxable Bonds the holder later acquires. Once made, this election may not be revoked without the consent of the Internal Revenue Service. The amount of amortizable bond premium may be reduced as the result of the Notes being redeemable at the option of the Company. Please consult your tax advisor.

     A U.S. holder may elect to include in gross income all interest that accrues on that holder's Note using a method that looks to the yield to maturity of the Note, computed based on a constant annual rate of interest and compounding at the end of each accrual period (an "accrual method election"). A U.S. holder that makes an accrual method election with respect to a Note acquired at a premium, including a Note purchased at the initial public offering price, will be deemed to have elected to amortize bond premium for the taxable year in which the Note was acquired. See the discussion of the election to amortize bond premium, above, with respect to the tax consequences of this election. Please consult your tax advisor concerning the advisability and additional consequences of making the accrual election.

     Sale, Exchange or Other Disposition of Notes. The adjusted tax basis in your Note acquired at a premium will generally be your cost reduced by any premium previously taken into account with respect to the Note. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your Notes equal to the difference, if any, between:

     - the amount realized on the sale or other disposition, less any amount attributable to any accrued interest, which will be taxable in the manner described under "--Payments of Interest" above; and

     - your adjusted tax basis in the Notes.

     Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the Notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income.

     Backup Withholding and Information Reporting. In general, "backup withholding" may apply:

     - to any payments made to you of principal and interest on your Note, and

     - to payment of the proceeds of a sale or other disposition of your Note before maturity,

     - if you are a non-corporate U.S. holder and (1) fail to provide a correct taxpayer identification number, which if you are an individual, is ordinarily your social security number; (2) furnish an incorrect taxpayer identification number; (3) are notified by the Internal Revenue Service that you have failed to properly report payments of interest or dividends; or (4) fail to certify, under penalties of perjury, that you have furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified you that you are subject to backup withholding.

     The amount of any reportable payments, including interest, made to you (unless you are an exempt recipient) and the amount of tax withheld, if any, with respect to such payments will be reported to you and to the Internal Revenue Service for each calendar year. You should consult your tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and will be credited against your U.S. federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

  NON-U.S. HOLDERS

     The following summary applies to you if you are a beneficial owner of a note and are not a U.S. holder, as defined above (a "non-U.S. holder").

     Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Such entities are encouraged to consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

     U.S. Federal Withholding Tax. Subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent, in its capacity as such, of principal and interest on your Notes under the "portfolio interest" exception of the Internal Revenue Code, provided that:

     - you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

     - you are not (1) a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership, as provided in the Internal Revenue Code, or
       (2) a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code;

     - such interest is not effectively connected with your conduct of a U.S. trade or business; and

     - you provide a signed written statement, under penalties of perjury, which can reliably be related to you, certifying that you are not a U.S. person within the meaning of the Internal Revenue Code and providing your name and address to:

        - us or our paying agent; or

        - a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of such statement.

     Treasury regulations provide that:

     - if you are a foreign partnership, the certification requirement will generally apply to your partners, and you will be required to provide certain information;

     - if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the Treasury regulations; and

     - look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

     If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

     If you cannot satisfy the portfolio interest requirements described above, payments of interest will be subject to the 30% United States withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable treaty or (2) Internal Revenue Service Form W-8ECI stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. Alternative documentation may be applicable in certain circumstances.

     If you are engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if you were a U.S. person, except as otherwise provided by an applicable tax treaty. If you are a foreign corporation, you may be required to pay a branch profits tax on the earnings and profits that are effectively connected to the conduct of your trade or business in the United States.

     Sale, Exchange or other Disposition of Notes. You generally will not have to pay U.S. federal income tax on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes, unless:

     - in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your Notes, and specific other conditions are met;

     - you are subject to tax provisions applicable to certain United States expatriates; or

     - the gain is effectively connected with your conduct of a U.S. trade or business.

     If you are engaged in a trade or business in the United States and gain with respect to your Notes is effectively connected with the conduct of that trade or business, you generally will be subject to U.S. income tax on a net basis on the gain. In addition, if you are a foreign corporation, you may be subject to a branch profits tax on your effectively connected earnings and profits for the taxable year, as adjusted for certain items.

     U.S. Federal Estate Tax. If you are an individual and are not a U.S. citizen or a resident of the United States, as specially defined for U.S. federal estate tax purposes, at the time of your death, your Notes will generally not be subject to the U.S. federal estate tax, unless, at the time of your death (1) you owned actually or constructively ten percent or more of the total combined voting power of all our classes of stock entitled to vote or (2) interest on the Notes is effectively connected with your conduct of a U.S. trade or business.

     Backup Withholding and Information Reporting. Backup withholding will not apply to payments of principal or interest made by us or our paying agent, in its capacity as such, to you if you have provided the required certification that you are a non-U.S. holder as described in "--U.S. Federal Withholding Tax" above, and provided that neither we nor our paying agent have actual knowledge that you are a U.S. holder, as described in "--U.S. Holders" above. We or our paying agent may, however, report payments of interest on the Notes.

     The gross proceeds from the disposition of your Notes may be subject to information reporting and backup withholding tax. If you sell your Notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes though a non-U.S. office of a broker that:

     - is a U.S. person, as defined in the Internal Revenue Code,

     - derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States,

     - is a "controlled foreign corporation" for U.S. federal income tax purposes, or

     - is a foreign partnership, if at any time during its tax year,

        - one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or

        - the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

     You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the principal amount of Notes set forth opposite the name of such underwriter.

                                                               PRINCIPAL AMOUNT
UNDERWRITER                                                        OF NOTES
-----------                                                    ----------------
Deutsche Bank Securities Inc. ..............................     $ 37,500,000
UBS Warburg LLC.............................................     $ 37,500,000
Banc of America Securities LLC..............................     $ 20,000,000
McDonald Investments Inc. ..................................     $  5,000,000
                                                                 ------------
  Total.....................................................     $100,000,000
                                                                 ============

     The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes included in this offering are subject to certain conditions precedent and that the underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

     The underwriters have advised us that they propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at the public offering price less a concession not in excess of 0.450% of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

     The following shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering (expressed as a percentage of the principal amount of the Notes).

                                                               PAID BY HEALTH CARE
                                                                   REIT, INC.
                                                               -------------------
Per Note....................................................           0.750%
  Total.....................................................        $750,000

     The underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Securities Exchange Act of 1934. Rule 104 permits stabilizing bids to purchase the underlying security so long as bids do not exceed a specified maximum. Syndicate covering transactions involve purchase of Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

     The Notes are part of an issue of securities with no established trading market. We do not intend to apply for listing of the Notes on a national securities exchange. We have been advised by the underwriters that they intend to make a market in the Notes, but the underwriters are not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurances as to the liquidity of, or any trading market for, the Notes.

     We estimate that our total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $150,000.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

     Certain of the underwriters or their predecessors have, from time to time, provided investment banking and other financial advisory services to us, for which they have received customary fees.

                                 LEGAL MATTERS

     The validity of the Notes offered by this prospectus supplement, as well as certain legal matters relating to us, will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. Certain matters of U.S. federal tax law relating to the Notes will be passed upon for us by Arnold & Porter, Washington, D.C., our special tax counsel. Certain legal matters related to the offering will be passed upon for the underwriters by Calfee, Halter & Griswold LLP, Cleveland, Ohio.

                                    EXPERTS

     The consolidated financial statements of Health Care REIT, Inc. appearing in Health Care REIT, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS
                                  $677,344,400
                             HEALTH CARE REIT, INC.
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS

    We may periodically offer and sell, in one or more offerings:

    - debt securities

    - shares or fractional shares of preferred stock

    - shares of common stock

    - warrants to purchase debt securities, preferred stock, or common stock

    We will offer these securities at an aggregate initial public offering price of up to $677,344,400, on terms we will determine at the time of offering. We may offer our debt securities and preferred stock, common stock and warrants separately or together, in separate classes or series, in amounts, at prices and on terms we will describe in one or more supplements to this Prospectus. Each Prospectus Supplement will include, where applicable:

    - In the case of debt securities:

       - specific designation

       - aggregate principal amount

       - denomination

       - maturity

       - priority

       - interest rate

       - time of interest

       - terms of redemption at our option or repayment at your option or for sinking fund payments

       - terms for conversion into or exchange for other securities we offer

       - initial public offering price

    - In the case of preferred stock:

       - series designation

       - number of shares

       - dividend

       - liquidation preference

       - redemption

       - conversion

       - voting and other rights

       - initial public offering price

    - In the case of common stock:

       - number of shares

       - initial public offering price

    - In the case of warrants:

       - number

       - terms

       - designation and number of securities issuable upon their exercise

       - exercise price

       - any listing of the warrants or the underlying securities on a securities exchange

       - any other terms in connection with the offering, sale, and exercise

    - In the case of all securities offered:

       - whether such securities will be offered separately or together with other securities

    In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust for federal income tax purposes. The applicable Prospectus Supplement will also contain information about certain federal income tax considerations relating to, and any listing on a securities exchange of, these securities.

    We may offer these securities directly, through agents we designate periodically, or to or through underwriters or dealers. If designated agents or underwriters are involved in the sale of any of the securities, we will disclose in the prospectus supplement their names, any applicable purchase price, fee, compensation arrangement between or among them, and our net proceeds from such sale. See "Plan of Distribution." No securities may be sold without the delivery of the applicable Prospectus Supplement describing the securities and the method and terms of their offering.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
               MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE
                             CONTRARY IS UNLAWFUL.

    This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement.

               THE DATE OF THIS PROSPECTUS IS NOVEMBER 21, 2001.

                               TABLE OF CONTENTS


ABOUT THIS PROSPECTUS.......................................     3
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS........     3
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................     4
DOCUMENTS INCORPORATED BY REFERENCE.........................     4
ABOUT OUR COMPANY...........................................     5
RISK FACTORS................................................     6
HOW WE INTEND TO USE THE PROCEEDS...........................     6
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS...............     6
GENERAL DESCRIPTION OF THE OFFERED SECURITIES...............     6
DESCRIPTION OF DEBT SECURITIES..............................     7
     General................................................     7
     Denominations, Interest, Registration and Transfer.....     9
     Merger, Consolidation or Sale of Assets................     9
     Certain Covenants......................................    10
     Events of Default and Related Matters..................    10
     Modification of an Indenture...........................    11
     Discharge, Defeasance and Covenant Defeasance..........    12
     Subordination..........................................    13
     Guarantees.............................................    13
     Global Securities......................................    13
DESCRIPTION OF OUR COMMON STOCK.............................    14
     General................................................    14
     Share Purchase Rights..................................    14
DESCRIPTION OF OUR PREFERRED STOCK..........................    15
     General................................................    15
     Rank...................................................    16
     Distributions..........................................    17
     Redemption.............................................    17
     Liquidation Preference.................................    18
     Voting Rights..........................................    18
     Conversion Rights......................................    19
     Our Exchange Rights....................................    19
DESCRIPTION OF WARRANTS.....................................    19
     General................................................    19
     Exercise of Securities Warrants........................    20
     Amendments and Supplements to Securities Warrant
      Agreement.............................................    21
     Common Stock Warrant Adjustments.......................    21
RESTRICTIONS ON TRANSFER OF SECURITIES......................    22
DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF
  INCORPORATION AND BY-LAWS.................................    22
     Anti-Takeover Provisions...............................    22
     Limitations On Transactions Involving Us and Our
      Shareholders..........................................    23
REIT QUALIFICATION..........................................    24
PLAN OF DISTRIBUTION........................................    24
LEGAL OPINIONS..............................................    26
EXPERTS.....................................................    26

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings up to a total amount of proceeds of $677,344,400. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find Additional Information" and "Documents Incorporated By Reference."

     You should rely only on the information contained and incorporated by reference in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information from that contained in this prospectus and the applicable prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus and the applicable prospectus supplement, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus and the applicable prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "the Company," "we," "us," "our" and similar references mean Health Care REIT, Inc. and its subsidiaries.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We have made and incorporated by reference statements in this document that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements concern:

     - the possible expansion of our portfolio;

     - the performance of our operators and properties;

     - our ability to obtain new viable tenants for properties which we take back from financially troubled tenants, if any;

     - our ability to make distributions;

     - our policies and plans regarding investments, financings and other matters;

     - our tax status as a real estate investment trust;

     - our ability to appropriately balance the use of debt and equity; and

     - our ability to access capital markets or other sources of funds.

     When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including:

     - the status of the economy;

     - the status of capital markets, including prevailing interest rates;

     - compliance with and changes to regulations and payment policies within the health care industry;

     - changes in financing terms;

     - competition within the health care and senior housing industries; and

     - changes in federal, state and local legislation.

     Other important factors are identified in our Annual Report on Form 10-K, which is incorporated into this prospectus, including factors identified under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     This prospectus is part of a registration statement on Form S-3 we have filed with the SEC covering the securities that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities.

     Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. You may also review a copy of the registration statement at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at http://www.sec.gov.

     You can also inspect our reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus does not contain all the information set forth in the registration statement. We have omitted certain parts consistent with SEC rules. For further information, please see the registration statement.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means:

     - we consider incorporated documents to be part of the prospectus;

     - we may disclose important information to you by referring you to those documents; and

     - information we subsequently file with the SEC will automatically update and supersede the information in this prospectus.

     This prospectus incorporates by reference the following documents:

     - Annual Report on Form 10-K for the year ended December 31, 2000.

     - Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001.

     - Quarterly Report on Form 10-Q for the quarterly period ended June 30,
       2001.

     - Current Reports on Form 8-K filed with the SEC on June 15, 2001 and August 9, 2001.

     - Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

     - The description of our common stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description.

     - The description of the rights to purchase our Series A junior participating preferred stock, par value $1.00 per share, associated with our common stock, as set forth in our registration statement filed under the Exchange Act on Form 8-A on August 3, 1994, including any amendment or report for the purpose of updating such description.

     - All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and before the termination of the offering.

     This prospectus summarizes material provisions of contracts and other documents to which we refer. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus a free copy, without exhibits, of any or all documents incorporated by reference into this prospectus. You may direct such requests to:

     Erin C. Ibele, Vice President and Corporate Secretary
     Health Care REIT, Inc.
     One SeaGate
     Suite 1500
     Toledo, Ohio 43604
     (419) 247-2800

                               ABOUT OUR COMPANY

     Health Care REIT, Inc. is a self-administered real estate investment trust that invests in health care facilities, primarily skilled nursing facilities and assisted living facilities. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities. As of September 30, 2001, our investment portfolio included 147 assisted living facilities, 48 skilled nursing facilities and seven specialty care facilities, comprising $1.1 billion in real estate investments.

     We seek to increase funds from operations and enhance shareholder value through relationship investing with public and emerging health care chains. The primary components of our strategy include:

     - Relationship Investing. We establish relationships with emerging health care companies and seek to provide financing throughout their growth cycles. We target companies with experienced management teams, substantial insider ownership interests, venture capital backing and significant growth potential.

     - Portfolio Management. We derive portfolio strength from diversity by operator, health care sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with corresponding recurring income and funds from operations. Generally, our operating leases extend for ten to 15 years and our mortgage loans provide five to seven years of prepayment protection. At September 30, 2001, the average life of our portfolio was nine years, with 88% of our annualized revenue derived from investments that mature after the year 2004.

     - Depth of Management. Our management team includes six individuals with a total of approximately 99 years of experience in health care and real estate finance.

     Our objective is to enable you to participate in health care investments that produce income and preserve principal. Since our inception, we have paid 122 consecutive quarterly dividends.

     Our executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio, 43604, and the telephone number is (419) 247-2800.

                                  RISK FACTORS

     Certain of the securities to be offered hereby may involve a high degree of risk. Such risks will be set forth in the prospectus supplement relating to such offered securities.

                       HOW WE INTEND TO USE THE PROCEEDS

     Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus for general business purposes, which may include acquisition of and investment in additional properties and the repayment of borrowings under our credit facility or other debt. Until the proceeds from a sale of securities by us are applied to their intended purposes, they will be invested in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
                       EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by our combined fixed charges and preferred stock dividends. For purposes of calculating these ratios, "earnings" consist of pre-tax net income before extraordinary item, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges reduced by the amount of capitalized interest. "Fixed charges" means the sum of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness.

                                         NINE MONTHS
                                            ENDED
                                        SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                        --------------    ------------------------------------
                                        2001     2000     2000    1999    1998    1997    1996
                                        -----    -----    ----    ----    ----    ----    ----
Consolidated ratio of earnings to
  fixed charges (unaudited)...........  2.81     2.69     2.66    2.83    3.05    3.40    2.93
Consolidated ratio of earnings to
  combined fixed charges and preferred
  stock dividends (unaudited).........  2.02     2.01     1.98    2.10    2.63    3.40    2.93

     We issued 3,000,000 shares of 8 7/8% Series B Cumulative Redeemable Preferred Stock in May 1998, and 3,000,000 shares of Series C Cumulative Convertible Preferred Stock in January 1999.

                 GENERAL DESCRIPTION OF THE OFFERED SECURITIES

     We may offer under this prospectus one or more of the following categories of our securities:

     - debt securities, in one or more series;

     - shares of our preferred stock, par value $1.00 per share, in one or more series;

     - shares of our common stock, par value $1.00 per share;

     - common stock warrants;

     - preferred stock warrants;

     - debt securities warrants; and

     - any combination of the foregoing, either individually or as units.

     The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering. Our amended certificate of incorporation authorizes us to issue 75,000,000 shares of common stock and 10,000,000 shares of preferred stock. Of our preferred stock:

     - 13,000 shares have been designated as Junior Participating Preferred Stock, Series A,

     - 3,450,000 shares have been designated as 8 7/8% Series B Cumulative Redeemable Preferred Stock, and

     - 3,000,000 shares have been designated as Series C Cumulative Convertible Preferred Stock.

     As of October 25, 2001, we had issued 32,595,721 shares of common stock, 3,000,000 shares of 8 7/8% Series B preferred stock and 3,000,000 shares of Series C preferred stock.

     Our common stock is listed on the New York Stock Exchange under the symbol "HCN." We intend to apply to list any additional shares of common stock which are issued and sold hereunder. We may apply to list any additional series of preferred stock which are offered and sold hereunder, as described in the prospectus supplement relating to such preferred stock.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities may be guaranteed on a secured or unsecured, senior or subordinated basis, by one or more of our subsidiaries. The debt securities will be issued under one or more indentures between us and a specified trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures and are not complete.

     The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of indentures which we have filed as exhibits to the registration statement of which this prospectus is part. We will file any final indentures and supplemental indentures if we issue debt securities. See "Where You Can Find Additional Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

GENERAL

     We may issue debt securities that rank "senior," "senior subordinated" or "junior subordinated." The debt securities that we refer to as "senior" will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with the other senior subordinated indebtedness. We refer to these as "senior subordinated" securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be "junior subordinated" securities. We have filed with the registration statement of which this prospectus is part three separate forms of indenture, one for the senior securities, one for the senior subordinated and one for the junior subordinated securities. We refer to senior subordinated and junior subordinated securities as "subordinated."

     We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

     We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series. The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

     - the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

     - the aggregate principal amount of the securities;

     - the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

     - if convertible, the securities into which they are convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

     - the stated maturity date;

     - any fixed or variable interest rate or rates per annum;

     - the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

     - the date from which interest may accrue and any interest payment dates;

     - any sinking fund requirements;

     - any provisions for redemption, including the redemption price and any remarketing arrangements;

     - whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

     - the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

     - whether we will issue the debt securities in certificated or book-entry form;

     - whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

     - whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

     - the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

     - whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

     - the subordination provisions, if any, relating to the debt securities;

     - if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

     - whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

     - the provisions relating to any security provided for the debt securities; and

     - the provisions relating to any guarantee of the debt securities.

     We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as "original issue discount" securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

     Except as may be described in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

     Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

     If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

     - to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

     - in any other lawful manner, all as the applicable indenture describes.

     You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an "exchange." You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves.

     The entity performing the role of maintaining the list of registered holders is called the "registrar." It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

     - if we merge out of existence or sell our assets, the other company must be an entity organized under the laws of one of the states of the United States or the District of Columbia or under United States federal law and must agree to be legally responsible for our debt securities; and

     - immediately after the merger, sale of assets or other transaction, we may not be in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

CERTAIN COVENANTS

     Existence. Except as permitted as described above under " -- Merger, Consolidation or Sale of Assets," we will agree to do all things necessary to preserve and keep our existence, rights and franchises, provided that it is in our best interests for the conduct of business.

     Provisions of Financial Information. Whether or not we remain required to do so under the Exchange Act, to the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and an indenture trustee on or before the applicable SEC filing dates as if we were required to do so.

     Additional Covenants. Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

EVENTS OF DEFAULT AND RELATED MATTERS

     Events of Default. The term "event of default" for any series of debt securities means any of the following:

     - We do not pay the principal or any premium on a debt security of that series within 30 days after its maturity date.

     - We do not pay interest on a debt security of that series within 30 days after its due date.

     - We do not deposit any sinking fund payment for that series within 30 days after its due date.

     - We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of another series) for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of more than 50% in principal amount of debt securities of the affected series may send the notice.

     - We default under any of our other indebtedness in specified amounts after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the trustee or the holders of more than 50% in principal amount of debt securities of the affected series may send the notice.

     - We or one of our "significant subsidiaries," if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. The term "significant subsidiary" means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act.

     - Any other event of default described in the applicable prospectus supplement occurs.

     Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

     The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an "indemnity." If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

     - you must give the trustee written notice that an event of default has occurred and remains uncured;

     - the holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

     - the trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

     Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

MODIFICATION OF AN INDENTURE

     There are three types of changes we can make to the indentures and the debt securities:

     Changes Requiring Your Approval. First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

     - change the stated maturity of the principal or interest on a debt security;

     - reduce any amounts due on a debt security;

     - reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

     - change the currency of payment on a debt security;

     - impair your right to sue for payment;

     - modify the subordination provisions, if any, in a manner that is adverse to you;

     - reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

     - reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default;

     - waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

     - modify any of the foregoing provisions.

     Changes Requiring a Majority Vote. The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under "-- Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

     Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

     Further Details Concerning Voting. Debt securities are not considered outstanding, and therefore the holders thereof are not eligible to vote if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. The holders of debt securities are also not eligible to vote if they have been fully defeased as described immediately below under " -- Discharge, Defeasance and Covenant Defeasance -- Full Defeasance." For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Discharge. We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

     Full Defeasance. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

     - we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government agency notes or bonds or, in some circumstances, depositary receipts representing these notes or bonds, that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

     - the current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us; and

     - we must deliver to the trustee a legal opinion confirming the tax law change described above.

     If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

     Covenant Defeasance. Under current federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.

     If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

     - any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

     - any subordination provisions; and

     - certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

SUBORDINATION

     We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

     - the indebtedness ranking senior to the debt securities being offered;

     - the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

     - the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

     - provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

GUARANTEES

     Our payment obligations under any series of our debt securities may be guaranteed by some or all of our subsidiaries. The guarantees may be secured or unsecured and may be senior or subordinated obligations. The guarantors will be identified and the terms of the guarantees will be described in the applicable prospectus supplement.

GLOBAL SECURITIES

     If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

                        DESCRIPTION OF OUR COMMON STOCK

     The following is a summary of certain provisions of our amended certificate of incorporation and by-laws, which documents set forth certain terms of our common stock. Because this summary is not complete, you should refer to such documents for complete information. Copies of our certificate of incorporation and by-laws, as amended, are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

GENERAL

     Common stock holders are entitled to receive dividends when declared by the Board of Directors and after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Common stock holders have one vote per share, and there are no cumulative voting rights. If we are voluntarily or involuntarily liquidated or dissolved, common stock holders are to share ratably in our distributable assets remaining after the satisfaction of all of our debts and liabilities and the preferred stock holders' prior preferential rights. Common stock holders do not have preemptive rights. The common stock will be, when issued, fully paid and nonassessable. The common stock is subject to restrictions on transfer under certain circumstances described under "Restrictions on Transfer of Securities" below. The transfer agent for our common stock is Mellon Investor Services, L.L.C.

     Each outstanding share of our common stock is accompanied by a right to purchase one one-thousandth of a share of our junior participation preferred stock, Series A, at the price of $48, subject to certain anti-dilution adjustments. We have designated and reserved 13,000 shares of our preferred stock as such Class A preferred stock for issuance upon exercise of the rights. The existence of such rights could have the effect of delaying, deterring or preventing a change in our control. The purchase rights and the Class A preferred stock are more fully discussed below under the caption "Share Purchase Rights." For a description of other provisions of our amended certificate of incorporation and by-laws that could have the effect of delaying, deterring or preventing a change in our control, please see "Description of Certain Provisions of Our Certificate of Incorporation and By-Laws" below.

     The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which are outstanding or which we may designate and issue in the future. See "Description of Our Preferred Stock" below.

SHARE PURCHASE RIGHTS

     On July 19, 1994, our board of directors adopted a shareholder rights plan, commonly referred to as a "poison pill," which authorized the issuance of one preferred share purchase right for each outstanding share of common stock. Under certain conditions, each right may be exercised to purchase one one-thousandth of a share of our Junior Participating Preferred Stock, Series A, for $48, subject to certain anti-dilution adjustments. The number of rights outstanding and Series A preferred stock issuable upon exercise, as well as the Series A preferred stock purchase price, are subject to customary antidilution adjustments.

     The rights are evidenced by the certificates for shares of common stock, and in general are not transferable apart from the common stock or exercisable until after a party has acquired beneficial ownership of, or made a tender offer for 15% or more of our outstanding common stock, or the occurrence of other events as specified in a rights agreement between us and Mellon Investor Services, L.L.C., as rights agent. Under certain conditions as specified in the rights agreement, including but not limited to, the acquisition by a party of 15% or more of our outstanding common stock, or the acquisition of us in a merger or other business combination, each holder of a right (other than an acquiring person, whose rights will be void) will receive upon its exercise and payment of the exercise price that number of shares of our common stock, or the common stock of the other party, as applicable, having a market value of two times the exercise price of the right.

     The rights expire on August 5, 2004, and until they are exercised, their holder will have no rights as a shareholder. At our option, the rights may be redeemed in whole at a price of $.01 per right any time prior to becoming exercisable. In general, we may also exchange the rights at a ratio of one share of common stock per right after becoming exercisable but prior to any party acquiring 50% or more of the outstanding shares of common stock.

     Series A preferred stock issuable upon exercise of the rights will not be redeemable. Each share of Series A preferred stock will have 1,000 votes and will be entitled to:

     - a minimum preferential quarterly dividend payment equal to the greater of $25.00 per share or 1,000 times the amount of the dividends per share paid on the common stock;

     - a liquidation preference in an amount equal to the greater of $100 or 1,000 times the amount per share paid on the common stock; and

     - a payment in connection with a business combination in which shares of common stock are exchanged equal to 1,000 times the amount per share paid on the common stock.

     The purchase rights have an anti-takeover effect that is intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a fair price for all of our shareholders. The purchase rights may cause substantial dilution to any party that may attempt to acquire us on terms not approved by our board of directors. However, the purchase rights are structured in a way so as not to interfere with any negotiated merger or other business combination.

                       DESCRIPTION OF OUR PREFERRED STOCK

     The following is a summary description of the material terms of our shares of preferred stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our amended certificate of incorporation and by-laws, copies of which have been filed with the SEC. See "Where You Can Find Additional Information." This summary is also subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

GENERAL

     Our board of directors will determine the designations, preferences, limitations and relative rights of our authorized and unissued preferred shares. These may include:

     - the distinctive designation of each series and the number of shares that will constitute the series;

     - the voting rights, if any, of shares of the series;

     - the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions are payable;

     - the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

     - the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

     - any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

     - if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

     - whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

     The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.

     The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our amended certificate of incorporation, including any applicable certificate of designation, and our by-laws.

     The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

     - the description of the preferred shares;

     - the number of the preferred shares offered;

     - the voting rights, if any, of the holders of the preferred shares;

     - the offering price of the preferred shares;

     - the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

     - the date from which distributions on the preferred shares shall accumulate;

     - the provisions for any auctioning or remarketing, if any, of the preferred shares;

     - the provision, if any, for redemption or a sinking fund;

     - the liquidation preference per share;

     - any listing of the preferred shares on a securities exchange;

     - whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

     - a discussion of federal income tax considerations;

     - the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

     - any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

     - any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

     - any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

RANK

     Unless our board of directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all our common shares.

DISTRIBUTIONS

     Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board of directors must authorize and declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of directors.

     Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of directors fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future. If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.

     Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction does not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances that we could not declare a distribution, we may not redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.

     We will credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

REDEMPTION

     We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

     If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of capital stock, the terms of the preferred shares may provide that, if no shares of such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

LIQUIDATION PREFERENCE

     The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of beneficial interest ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of beneficial interest ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

     If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of beneficial interest ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of beneficial interest shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled. For these purposes, our consolidation or merger with or into any other corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be a liquidation.

VOTING RIGHTS

     Holders of the preferred shares will not have any voting rights, except as described below or as otherwise from time to time required by law or as specified in the applicable prospectus supplement.

     Unless otherwise provided for in an applicable series, so long as any preferred shares are outstanding, we may not, without the affirmative vote or consent of a majority of the shares of each series of preferred shares outstanding at that time:

     - authorize, create or increase the authorized or issued amount of any class or series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

     - reclassify any authorized shares of beneficial interest into a series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

     - create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights; and

     - amend, alter or repeal the provisions of our certificate of incorporation relating to that series of preferred shares that materially and adversely affects the series of preferred shares.

     The authorization, creation or increase of the authorized or issued amount of any class or series of shares of capital stock ranking on parity or junior to a series of preferred shares with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series.

CONVERSION RIGHTS

     We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred shares into common shares or any other class or series of shares of capital stock. The terms will include the number of common shares or other capital stock into which the preferred shares are convertible, the conversion price or manner of determining it, the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

OUR EXCHANGE RIGHTS

     We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred shares for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred shares being exchanged.

                            DESCRIPTION OF WARRANTS

     The terms of any warrants offered by any prospectus supplement will be as described in such prospectus supplement, and as provided herein to the extent not modified in the prospectus supplement. We may issue warrants for the purchase of common stock, preferred stock or debt securities. Warrants may be issued independently or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock, or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

     The following summaries of certain provisions of the warrant agreement and warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreement and the warrants relating to each series of warrants which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of warrants.

GENERAL

     In the case of warrants for the purchase of common stock or preferred stock, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:

     - the offering price;

     - the aggregate number of shares purchasable upon exercise of such warrants, the exercise price, and in the case of warrants for preferred stock the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of such warrants;

     - the designation and terms of any series of preferred stock with which such warrants are being offered and the number of such warrants being offered with such preferred stock;

     - the date, if any, on and after which such warrants and the related series of preferred stock or common stock will be transferable separately;

     - the date on which the right to exercise such warrants shall commence and the expiration date;

     - any special United States Federal income tax consequences; and

     - any other terms of such warrants.

     If warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:

     - the offering price;

     - the denominations and terms of the series of debt securities purchasable upon exercise of such warrants;

     - the designation and terms of any series of debt securities, with which such warrants are being offered with each such debt securities;

     - the date, if any, on and after which such warrants and the related series of debt securities will be transferable separately;

     - the principal amount of the series of debt securities purchasable upon exercise of each such warrant and the price at which such principal amount of debt securities of such series may be purchased upon such exercise;

     - the date on which the right shall expire;

     - whether the warrants will be issued in registered or bearer form;

     - any special United States Federal income tax consequences;

     - the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and

     - any other terms of such warrants.

     Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer if in registered form, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

     Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal or premium, if any, or interest, if any, on such debt securities or to enforce covenants in the applicable indenture.

     Prior to the exercise of any warrants to purchase common stock or preferred stock, holders of such warrants will not have any rights of holders of such common stock or preferred stock, including the right to receive payments of dividends, if any, on such common stock or preferred stock, or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

     Each warrant will entitle the holder to purchase a number of shares of common stock, preferred stock or such principal amount of debt securities, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrant or such later date to which such expiration date may be extended by us, unexercised warrants will become void. Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the common stock, preferred stock or debt securities, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within 5 business days, of the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the common stock, preferred stock or debt securities, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENT

     The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

COMMON STOCK WARRANT ADJUSTMENTS

     Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by a common stock warrant are subject to adjustment in certain events, including

     - payment of a dividend on the common stock payable in capital stock and stock splits, combinations or reclassifications of the common stock,

     - issuance to all holders of common stock of rights or warrants to subscribe for or purchase shares of common stock at less than their current market price, as defined in the warrant agreement for such series of common stock warrants, and

     - certain distributions of evidences of indebtedness or assets, including cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in common stock, or of subscription rights and warrants, excluding those referred to above.

     No adjustment in the exercise price of, and the number of shares of common stock covered by a common stock warrant will be made for regular quarterly or other periods of recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect.

     Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or carrying the right or option to purchase or otherwise acquire the foregoing in exchange for cash, other property or services. In the event of any:

     - consolidation or merger of us with or into any entity, other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock,

     - sale, transfer, lease or conveyance of all or substantially all of our assets or

     - reclassification, capital reorganization or change of the common stock, other than solely a change in par value or from par value to no par value,

then any holder of a common stock warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such common stock warrant the kind and amount of shares of stock or other securities, cash or other property that the holder would have received had such holder exercised such holder's common stock warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the common stock warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such common stock warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were common stock.

                     RESTRICTIONS ON TRANSFER OF SECURITIES

     For us to qualify as a real estate investment trust, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. In order to ensure that this requirement is satisfied, under our by-laws we have the power to refuse to transfer shares of our common stock, or any security convertible into or exercisable for shares of our common stock, to any person whose acquisition of such shares or other securities would result in the direct or indirect beneficial ownership of more than 9.8% in value of our outstanding common stock. If any shares or other securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of shares or securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess.

     If this provision of our by-laws is determined to be invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares or other securities will be deemed to have acted as our agent in acquiring the shares or other securities that are in excess of the limit, and will be deemed to hold such excess shares or securities on our behalf. As the equivalent of treasury securities for such purposes, the excess securities will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends, interest or any other distribution with respect to such securities. Any person who receives dividends, interest or any other distribution in respect of the excess securities will hold the same as our agent and for the transferee of the excess securities following a permitted transfer.

     In addition, under our by-laws we may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any shareholder, if such transfer would or might, in the opinion of our board of directors or counsel, disqualify us as a real estate investment trust.

            DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF
                           INCORPORATION AND BY-LAWS

ANTI-TAKEOVER PROVISIONS

     Our amended certificate of incorporation and by-laws contain provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect are:

     - Classification of our board of directors into three classes with the term of only one class expiring each year.

     - A provision permitting our board of directors to make, amend or repeal our by-laws.

     - Authorization for our board of directors to issue preferred stock in series and to fix the rights and preferences of the series, including, among other things, whether and to what extent the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters (see "Description of Our Preferred Stock" above).

     - A prohibition on shareholders taking action by written consent in lieu of a meeting.

     - Advance notice procedures with respect to nominations of directors by shareholders.

     - The grant only to our board of directors of the right to call special meetings of shareholders.

     - Limitations on the number of shares of our capital stock that may be beneficially owned, directly or indirectly, by any one shareholder (see "Restrictions on Transfer of Securities" above).

     - Limitations on transactions that involve us and any shareholder who beneficially owns 5% or more of our common stock (see "Limitations on Transactions Involving Us and Our Shareholders" below).

     - A provision permitting amendment of certain of the provisions listed above only by an affirmative vote of the holders of at least three-quarters of all of the outstanding shares of our voting stock, voting together as a single class.

LIMITATIONS ON TRANSACTIONS INVOLVING US AND OUR SHAREHOLDERS

     Under our by-laws, in addition to any vote otherwise required by law, our certificate of incorporation or our by-laws, the following transactions will require the affirmative vote of the holders of at least seventy-five percent of the voting power of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class:

     - Our merger or consolidation with or into

       - any shareholder that owns 5% or more of our voting stock; or

       - any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of a shareholder that owns 5% or more of our voting stock.

     - Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of our assets, in one transaction or a series of transactions, to or with any shareholder that owns 5% or more of our voting stock or an affiliate of any such shareholder.

     - Any reclassification of our securities, including any reverse stock split, or recapitalization or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity securities that is directly or indirectly owned by any shareholder that owns 5% or more of our voting stock or any affiliate of such a shareholder, whether or not the transaction involves a such a shareholder.

     - The adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an shareholder that owns 5% or more of our voting stock or any affiliate of such a shareholder.

     These provisions will not apply to any of the transactions described above if:

     - we are at the time of the consummation of the transaction, and at all times throughout the preceding twelve months have been, directly or indirectly, the beneficial owner of a majority of each class of the outstanding equity securities of the 5% shareholder that is a party to the transaction; or

     - the transaction has been approved by a majority of the members of our board of directors who, at the time such approval is given, were not affiliates or nominees of the 5% shareholder and were either members of our board of directors prior to the time that the 5% shareholder became a 5% shareholder, or were successors of such directors on the recommendation of a majority of such directors then on the board of directors; or

     - both of the following conditions have been met:

       - the aggregate amount of the cash and the fair market value, as determined in good faith by our board of directors, of the consideration other than cash to be received per share by holders of our voting stock in such transaction shall be at least equal to the highest per share price paid by the 5% shareholder for any shares of voting stock acquired by it:

       - within the two-year period immediately prior to the first public announcement of the proposal of the transaction, or

       - in the transaction in which it became a 5% shareholder, whichever is higher; and

     - the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the 5% shareholder previously paid for shares of such voting stock. If the 5% shareholder paid for shares of any class of voting stock with varying forms of consideration, the form of consideration to be paid by the 5% shareholder for such class of voting stock shall be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by the shareholder.

     The foregoing summary of certain provisions of our amended certificate of incorporation and by-laws does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and our amended certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

                               REIT QUALIFICATION

     Generally, for each taxable year during which we qualify as a real estate investment trust, we will not be taxed on the portion of our taxable income, including capital gains, that we distribute to shareholders. Any undistributed income or gains will be taxed at regular corporate tax rates. We will be subject to tax at the highest corporate rate on our net income from foreclosure property, regardless of the amount of our distributions. The highest corporate tax rate is currently 35%. Should we fail to qualify as a real estate investment trust, we might incur debt and have to liquidate investments to pay the resulting higher taxes.

                              PLAN OF DISTRIBUTION

     We may sell the securities:

     - through underwriters or dealers;

     - through agents;

     - directly to purchasers; or

     - through a combination of any of these methods of sale.

     Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. Direct sales to investors or our shareholders may be accomplished through subscription offerings or through shareholder purchase rights distributed to shareholders. In connection with subscription offerings or the distribution of shareholder purchase rights to shareholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through shareholder purchase rights, the shareholder purchase rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under shareholder purchase rights will set forth the relevant terms of the shareholder purchase rights, including:

     - whether common stock, preferred stock or equity stock, or warrants for those securities will be offered under the shareholder purchase rights;

     - the number of those securities or warrants that will be offered under the shareholder purchase rights;

     - the period during which and the price at which the shareholder purchase rights will be exercisable;

     - the number of shareholder purchase rights then outstanding;

     - any provisions for changes to or adjustments in the exercise price of the shareholder purchase rights, and

     - any other material terms of the shareholder purchase rights.

     Underwriters may offer and sell the securities at:

     - fixed prices, which may be changed;

     - prices related to the prevailing market prices at the time of sale; or

     - negotiated prices.

     We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both. The applicable prospectus supplement will disclose:

     - any underwriting compensation we pay to underwriters or agents in connection with the offering of securities and

     - any discounts, concessions or commissions allowed by underwriters to participating dealers.

     Under the Securities Act, underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may agree to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act and to make contribution to them in connection with those liabilities.

     If indicated in the applicable prospectus supplement, we may also offer and sell securities through a firm that will remarket the securities. These firms may act as principals for their own account or as our agents. These firms may be deemed to be underwriters in connection with the securities being remarketed. We may agree to indemnify these firms against liabilities, including liabilities under the Securities Act.

     If indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase securities at the offering price set forth in that prospectus supplement under delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except:

     - the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and

     - if the securities are being sold to underwriters, we will have sold to them the total principal amount of the securities less the principal amount of the securities covered by contracts.

     Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

     Some of the underwriters and their affiliates may engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the securities offered will be passed upon by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. The information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospectus may have changed since then.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
                 PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary...................     S-2
Risk Factors....................................     S-5
Cautionary Statement Concerning Forward-Looking
  Statements....................................     S-5
The Company.....................................     S-6
Ratio of Earnings to Fixed Charges..............     S-8
Use of Proceeds.................................     S-8
Capitalization..................................     S-9
Selected Financial Information..................    S-10
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................    S-11
Management and Directors........................    S-18
Description of the Notes........................    S-19
Description of Other Indebtedness...............    S-27
Taxation........................................    S-28
Underwriting....................................    S-33
Legal Matters...................................    S-34
Experts.........................................    S-34

                       PROSPECTUS
About this Prospectus...........................       3
Cautionary Note Regarding Forward-Looking
  Statements....................................       3
Where You Can Find Additional Information.......       4
Documents Incorporated by Reference.............       4
About Our Company...............................       5
Risk Factors....................................       6
How We Intend to Use the Proceeds...............       6
Ratios Of Earnings to Fixed Charges and Earnings
  to Combined Fixed Charges and Preferred Stock
  Dividends.....................................       6
General Description of the Offered Securities...       6
Description of Debt Securities..................       7
Description of Our Common Stock.................      14
Description of Our Preferred Stock..............      15
Description of Warrants.........................      19
Restrictions on Transfer of Securities..........      22
Description of Certain Provisions of Our
  Certificate of Incorporation and By-Laws......      22
REIT Qualification..............................      24
Plan of Distribution............................      24
Legal Opinions..................................      26
Experts.........................................      26

   [HEALTH CARE REIT LOGO]

   $100,000,000

   8.0% NOTES
   DUE SEPTEMBER 12, 2012



   DEUTSCHE BANK SECURITIES

   UBS WARBURG



   PROSPECTUS SUPPLEMENT

   MARCH 12, 2003